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                                                                   EXHIBIT 10.19


                  CONFIDENTIAL TREATMENT REQUESTED BY QLT INC.

                  COLLABORATION, LICENSE AND SUPPLY AGREEMENT

                                     BETWEEN

                            ATRIX LABORATORIES, INC.

                                       AND

                             SANOFI-SYNTHELABO INC.

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                                TABLE OF CONTENTS

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SECTION                                                                            PAGE NO.
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
Article I DEFINITIONS...........................................................       1

Article II COLLABORATION........................................................       8
Section 2.01.    Objectives.....................................................       8
Section 2.02.    Development Program............................................       8
Section 2.03.    Atrix Obligations..............................................       9
Section 2.04.    Sanofi-Synthelabo Obligations..................................       9
Section 2.05.    Availability of Resources; Cooperation.........................       9

Article III LICENSE.............................................................      10
Section 3.01.    License Fee....................................................      10
Section 3.02.    License Terms..................................................      10
Section 3.03.    Marks..........................................................      11

Article IV ROYALTY AND MILESTONE PAYMENTS.......................................      11
Section 4.01.    Research and Development Expenses..............................      11
Section 4.02.    Royalty Payments...............................................      11
Section 4.03.    Milestone Payments.............................................      11
Section 4.04.    Additional Milestone Payments..................................      11
Section 4.05.    Reports........................................................      11

Article V NEW PRODUCT...........................................................      13
Section 5.01.    New Product....................................................      13
Section 5.02.    Right of First Negotiation.....................................      13

Article VI COMMERCIALIZATION....................................................      14
Section 6.01.    Promotion And Marketing Obligations............................      14

Article VII MANUFACTURE AND SUPPLY..............................................      16
Section 7.01.    Agreement to Supply Product....................................      16
Section 7.02.    Quality Assurance..............................................      16
Section 7.03.    Atrix's Duties.................................................      17
Section 7.04.    Compliance with Applicable Laws................................      18
Section 7.05.    Second Manufacturing Source....................................      18
Section 7.06.    Failure to Supply..............................................      18
Section 7.07.    Allocation.....................................................      19

Article VIII PURCHASE AND SALE..................................................      19
Section 8.01.    Purchase Price and Payment.....................................      19
Section 8.02.    Adjustment to Purchase Price/Audit.............................      20
Section 8.03.    Labeling.......................................................      21
Section 8.04.    Purchase Forms.................................................      21
Section 8.05.    Confirmation...................................................      21
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
Section 8.06.    Delivery.......................................................       21
Section 8.07.    Forecasts and Orders...........................................       21
Section 8.08.    Demonstration Samples..........................................       23

Article IX WARRANTY, REJECTION AND INSPECTIONS..................................       23
Section 9.01.    Atrix Warranty.................................................       23
Section 9.02.    Rejection of Product for Failure to Conform to Specifications..       23
Section 9.03.    Sanofi-Synthelabo Inspections..................................       24

Article X REGULATORY COMPLIANCE.................................................       24
Section 10.01.   Marketing Authorization Holder.................................       24
Section 10.02.   Maintenance Of Marketing Authorizations........................       24
Section 10.03.   Interaction with Competent Authorities.........................       24
Section 10.04.   Adverse Drug Event Reporting and Phase IV Surveillance.........       25
Section 10.05.   Post - First Commercial Sale Testing And Reporting.............       26
Section 10.06.   Assistance.....................................................       26
Section 10.07.   Compliance.....................................................       26

Article XI PATENTS AND TRADEMARKS...............................................       27
Section 11.01.   Maintenance of Patents or Marks................................       27
Section 11.02.   Cooperation....................................................       27
Section 11.03.   Atrix to Prosecute Infringement................................       27
Section 11.04.   Infringement Claimed by Third Parties..........................       28

Article XII CONFIDENTIALITY.....................................................       28
Section 12.01.   Confidentiality................................................       28
Section 12.02.   Disclosure of Agreement........................................       28

Article XIII ATRIX'S OPTION TO MARKET THE PRODUCT UNDER CERTAIN CIRCUMSTANCES...       29
Section 13.01.   Co-Marketing Rights............................................       29

Article XIV REPRESENTATIONS AND WARRANTIES......................................       29
Section 14.01.   Corporate Power................................................       29
Section 14.02.   Due Authorization..............................................       29
Section 14.03.   Binding Obligation.............................................       29
Section 14.04.   Ownership of Atrigel(R) Patent Rights..........................       30
Section 14.05.   Patent Proceedings.............................................       30
Section 14.06.   Legal Proceedings..............................................       30
Section 14.07.   Atrix's Manufacturing Facility.................................       30
Section 14.08.   Limitation on Warranties.......................................       30
Section 14.09.   Limitation of Liability........................................       30

Article XV INDEMNIFICATION......................................................       31
Section 15.01.   Sanofi-Synthelabo Indemnified by Atrix.........................       31
Section 15.02.   Atrix Indemnified by Sanofi-Synthelabo.........................       31
Section 15.03.   Prompt Notice Required.........................................       31
Section 15.04.   Indemnitor May Settle..........................................       31

Article XVI COVENANTS...........................................................       32
Section 16.01.   Covenant Not To Launch Competitive Product.....................       32
Section 16.02.   Limitation To The Territory....................................       33
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
Section 16.03.   Access to Books and Records....................................       33
Section 16.04.   A&S Spending Levels............................................       33
Section 16.05.   Marketing Expenses.............................................       34
Section 16.06.   Compliance.....................................................       34
Section 16.07.   Protection of the Marks........................................       34
Section 16.08.   Launch Quantities..............................................       34
Section 16.09.   Further Actions................................................       34

Article XVII PRODUCT RECALL.....................................................       35
Section 17.01.   Product Recalls or Withdrawal..................................       35
Section 17.02.   Recall Costs...................................................       35
Section 17.03.   Notification Of Complaints.....................................       36
Section 17.04.   Notification Of Threatened Action..............................       36

Article XVIII INSURANCE.........................................................       36
Section 18.01.   Insurance......................................................       36

Article XIX TERM; DEFAULT AND TERMINATION.......................................       37
Section 19.01.   Term...........................................................       37
Section 19.02.   Termination by Either Party....................................       37
Section 19.03.   Termination by Either Party for Cause..........................       37
Section 19.04.   Termination by Atrix...........................................       37
Section 19.05.   Termination by Sanofi-Synthelabo...............................       38
Section 19.06.   Remedies.......................................................       38
Section 19.07.   Effect of Termination..........................................       38

Article XX MISCELLANEOUS........................................................       41
Section 20.01.   No-Solicitation................................................       41
Section 20.02.   Commercially Reasonable Efforts................................       41
Section 20.03.   Assignment.....................................................       41
Section 20.04.   Force Majeure..................................................       41
Section 20.05.   Governing Law..................................................       42
Section 20.06.   Waiver.........................................................       42
Section 20.07.   Severability...................................................       42
Section 20.08.   Notices........................................................       42
Section 20.09.   Independent Contractors........................................       43
Section 20.10.   Rules of Construction..........................................       43
Section 20.11.   Publicity......................................................       43
Section 20.12.   Entire Agreement; Amendment....................................       43
Section 20.13.   Headings.......................................................       44
Section 20.14.   Counterparts...................................................       44

Exhibit A - Atrigel(R) Patent Rights............................................      A-1
Exhibit B - Form of Certificate of Compliance...................................      B-1
Exhibit C - Specifications......................................................      C-1
Exhibit D - Form of Stock Purchase Agreement....................................      D-1
Exhibit E - Development Program.................................................      E-1
Exhibit F - Sanofi-Synthelabo's SOP.............................................      F-1
Exhibit G - Six Month Product Development Program...............................      G-1
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                                      iii

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                   COLLABORATION, LICENSE AND SUPPLY AGREEMENT

     This Collaboration, License and Supply Agreement (the "Agreement") is made as of December 8, 2000 by and between Atrix Laboratories, Inc., a Delaware corporation having offices at 2579 Midpoint Drive, Fort Collins, CO, 80525-4417 ("Atrix"), and Sanofi-Synthelabo Inc. a Delaware corporation having offices at 90 Park Avenue, New York, NY, 10016 ("Sanofi-Synthelabo"). Atrix and Sanofi-Synthelabo are sometimes referred to collectively herein as the "Parties" or singly as a "Party."

                                    RECITALS

     WHEREAS, Atrix possesses proprietary drug delivery systems including "Atrigel(R)" and has substantial experience and expertise in the discovery, design and development of products based on these proprietary drug delivery systems for medical, dental and veterinary applications;

     WHEREAS, Sanofi-Synthelabo possesses substantial resources and expertise in the development, commercialization and marketing of pharmaceutical products;

     WHEREAS, Atrix wishes to grant to Sanofi-Synthelabo, and Sanofi-Synthelabo wishes to obtain from Atrix, an exclusive license under Atrix's Atrigel(R) Technology to market, advertise, promote, distribute, offer for sale, sell and import the Product in the Territory for use in the Field on the terms and subject to the conditions set forth herein; and

     WHEREAS, Sanofi-Synthelabo wishes Atrix to manufacture and Atrix desires to manufacture each of the Product to be sold in the Territory by Sanofi-Synthelabo.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                                    AGREEMENT

                                    ARTICLE I

                                   DEFINITIONS

     The following terms as used in this Agreement shall, unless the context clearly indicates to the contrary, have the meaning set forth below:

     "Acceptance for Filing" means Atrix's receipt of a letter issued by the FDA indicating acceptance for filing of an NDA pursuant to 21 CFR Section 314.101.

     "ADE" has the meaning set forth in Section 10.04.

     "Affiliate" means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which owns, is owned by or is under common ownership with, a Party. For the purposes of this definition, the term "owns" (including, with


                                        1

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correlative meanings, the terms "owned by" and "under common ownership with") as used with respect to any Party, shall mean the possession (directly or indirectly) of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity.

     "Applicable Laws" means all applicable laws, rules, regulations and guidelines within or without the Territory that may apply to the development, marketing, manufacturing, packaging or sale of the Product in the Territory or the performance of either Party's obligations under this Agreement including laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of the Product in the Territory, to the extent applicable and relevant, and including all cGMP or Good Clinical Practices standards or guidelines promulgated by the FDA or the Competent Authorities and including trade association guidelines, where applicable, as well as United States' export control laws and the United States' Foreign Corrupt Practices Act.

     "Approval Letter" means a letter issued by the FDA indicating approval of a product, as defined in 21 CFR Section 314.105, or a similar letter issued by a Competent Authority in any other country in the Territory.

     "A&S" means Sanofi-Synthelabo's advertising and selling expenditures incurred in and associated with the promotional support of the Product, including the creation, development and acquisition of advertising and selling materials, including, but not limited to, expenditures for samples, detailing materials, journal advertising, in-office waiting room materials, educational programs, including Web-site programs for physicians and patients, convention booths, direct mail, consumer support, third party support, managed care programs, post-marketing Phase IV studies to support existing indications, market research, market surveys, market analysis and the training and costs of the pharmaceutical detail force, the medical therapeutic liaisons and the telesales staff used with regard to support of the Product. The costs of warehousing and physical distribution, post-marketing Phase IV studies to support new indications, and discounts given to managed care organizations shall not be considered to be A&S expenses for purposes of this Agreement.

     "Atrigel(R)" means Atrix's proprietary drug delivery system consisting of flowable compositions (e.g., solutions, gels, pastes and putties) of biodegradable polymers and biocompatible solvents.

     "Atrigel(R) Know-How" means all Know-How related to Atrix's proprietary Atrigel(R) drug delivery system as of the Effective Date, which is not covered by the Atrigel(R) Patent Rights, but is necessary or useful to develop, manufacture and commercialize the Product in the Territory for use in the Field, and which is under the Control of Atrix as of the Effective Date.

     "Atrigel(R) Patent Rights" means all Patent Rights related to Atrix's proprietary Atrigel(R) drug delivery system as of the Effective Date and at any time during the Term of this Agreement, which are necessary or appropriate to develop, manufacture and commercialize the Product in the Territory for use in the Field, which are under the Control of Atrix as of the Effective Date and Improvements thereto developed during the Term. The Atrigel(R) Patent Rights as of the Effective Date are set forth on Exhibit A.


                                        2

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     "Atrigel(R) Technology" means the Atrigel(R) Patent Rights and the
Atrigel(R) Know-How.

     "Atrix Manufacturing Cost" means the actual cost of the Manufacture by Atrix of the Product under a Manufacturing Process, including the related quality assurance and quality control activities as required by Applicable Laws (other than the costs set forth in Section 2.03), which actual cost shall be comprised of the cost of goods produced as determined in accordance with GAAP, and shall include direct labor, direct material, including raw materials and packaging materials, and the allocable portion of the manufacturing overhead of Atrix directly attributable to the Manufacture of the Product. The allocable portion of the manufacturing overhead shall be determined by taking the total facility cost for the period, less an adjustment for idle capacity, and allocating the remaining facility cost by labor usage to each of the products produced in the facility during the period. For example: If the facility cost for the period was $1,000,000 and it was operating at 80% capacity, the allocable facility cost would be $800,000. If the Product represented 30% of labor usage during the period, the allocable portion of the manufacturing overhead directly attributable to the Manufacture of the Product would be $240,000. Atrix Manufacturing Cost shall exclude selling, general and administrative, research and development, and interest expenses and any and all debt service payments of Atrix. For a period of twelve (12) months from the date of First Commercial Sale of each Product the Atrix Manufacturing Cost for each Product will be set as follows (the "Twelve Month Cost"):

              One Month Product -     [**]
              Three Month Product -   [**]
              Four Month Product -    [**]

     "Certificate of Compliance" means the certificate of compliance in the form attached hereto as Exhibit B.

     "cGMP" means current good manufacturing practices as defined in 21 CFR
Section 110 et seq.

     "CMC" means chemistry manufacturing and controls.

     "Collaboration" means the activities of the Parties carried out in performance of, and the relationship between the Parties established by, this Agreement.

     "Competent Authorities" means collectively the governmental entities in each country in the Territory responsible for the regulation of medicinal products intended for human use.

     "Competitive Product" means any leuteinizing hormone releasing hormone
(LHRH) or derivative or analog thereof, whether agonist or antagonist, whether naturally-occurring or synthetic, used for the treatment of prostate cancer, endometriosis or uterine fibroids.

     "Confidential Information" means any confidential information of a Party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers,

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employees, investors or business, whether in oral, written, graphic or electronic form. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

          is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

          is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

          is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

          is independently developed by the receiving Party, as evidenced by its written records, without knowledge of, and without the aid, application or use of, the disclosing Party's Confidential Information; or

          is the subject of a written permission to disclose provided by the disclosing Party.

     "Consumer Price Index" means the Consumer Price Index for all Urban Consumers (Consumer Prices - All Urban Consumers, 1982-84 = 100) as published by the Bureau of Labor Statistics of the Department of Labor of the United States Department of Commerce.

     "Control" means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

     "Demonstration Samples" means Units, absent leuprolide acetate, used to demonstrate the manner in which the Product is prepared and used, and labeled "demonstration samples, for demonstration purposes only, not for human use."

     "Development Program" has the meaning set forth in Section 2.02.

     "Effective Date" means 3:00 p.m., Eastern Standard Time on the third business day after any waiting period (and any extension thereof) and/or approvals applicable to the consummation of the Agreement under the HSR Act shall have expired, been terminated or obtained, as applicable.

     "FDA" means the United States Food and Drug Administration.

     "Field" means the primary indication for the palliative treatment of prostate cancer and the secondary indication for the treatment of endometriosis and uterine fibroids.

     "First Commercial Sale" means (i) with respect to a country in the Territory, the first sale for use, consumption or resale of each Product by Sanofi-Synthelabo in such country and (ii) with respect to the Territory, the First Commercial Sale in any country within the Territory. A sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Product.


                                        4

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     "Four Month Product" means the formulation comprised of leuprolide acetate in an Atrigel(R) delivery system that provides for the sustained release of leuprolide acetate over a period of about one hundred and twenty (120) days and not less than one hundred and twelve (112) days with a primary indication for the palliative treatment of prostate cancer.

     "GAAP" means United States generally accepted accounting principles consistently applied on a basis consistent throughout the periods indicated and consistent with each other.

     "Good Clinical Practices" means good clinical practices as defined in 21 CFR Section 50 et seq. and Section 312 et seq.

     "Governmental Approval" means all permits, licenses and authorizations, including but not limited to, Marketing Authorization and Pricing and Reimbursement Approvals required by the FDA or any other Competent Authority as a prerequisite to the manufacturing, packaging, marketing and selling of the Product or the Units; excluding, however, import permits.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Improvements" means any and all developments, inventions or discoveries in the Field relating to the Atrigel(R) Technology developed, or acquired by Atrix at any time during the Term and shall include, but not be limited to, developments intended to enhance the safety and/or efficacy of the Product.

     "Know-How" means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information.

     "Launch Quantity" means a quantity of Product adequate to meet the requirements set forth for the first six (6) months in the initial forecast to be provided by Sanofi-Synthelabo to Atrix as provided in Section 8.07.

     "Manufacture" or "Manufacturing Process" means the storage, handling, production, processing and packaging of a Product or a Demonstration Sample, in accordance with this Agreement.

     "Marketing Authorization" means all necessary and appropriate regulatory approvals, excluding Pricing and Reimbursement Approvals, where applicable, to put the Product on the market in a particular country in the Territory.

     "Marks" means "Atrigel(R)" or "Leuprogel(TM)" or any additional trademarks selected by the Parties pursuant to Section 6.01(b) in either case, alone or accompanied by any logo or design and any foreign language equivalents in sound or meaning, whether registered or not.

     "NDA" means a New Drug Application, and all amendments and supplements thereto, filed or to be filed, with the FDA seeking authorization and approval to manufacture, package, ship and sell a product as more fully defined in 21 CFR
Section 314.5 et seq.


                                        5

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     "Net Sales" means the [**]

     Components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP.

     In the event Sanofi-Synthelabo transfers Product to a Third Party in a bona fide arm's length transaction, for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm's length transaction, the Net Sales price for such Product shall be deemed to be the standard invoice price then being invoiced by Sanofi-Synthelabo in an arms length transaction with similar customers. In the event that Sanofi-Synthelabo includes one or more Product as part of a bundle of products, Sanofi-Synthelabo agrees not to offer or sell any such Product as a loss leader (i.e. sold at less than the invoice price at which any such Product is sold when not part of a bundle of products) in determining the price of the bundled products.

     "Net Selling Price" means with respect to a given time period and for a given country, Net Sales with respect to such country divided by the number of Units sold in such country during such time period.

     "New Product" means a product consisting of a combination of leuprolide acetate in the Atrigel(R) delivery system (other than the Product and substantially differentiable from the Product on the basis of leuprolide acetate concentration or duration of action).

     "One Month Product" means the formulation comprised of leuprolide acetate in an Atrigel(R) delivery system that provides for the sustained release of leuprolide acetate over a period of about thirty (30) days and not less than twenty-eight (28) days with a primary indication for the palliative treatment of prostate cancer.

     "Packaging Specifications" means the packaging and labeling specifications for the Unit, as may be mutually determined by Atrix and Sanofi-Synthelabo, from time to time.

     "Patent Rights" means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing, and all improvements, supplements, modifications or additions.

     "Pricing and Reimbursement Approvals" means any pricing and reimbursement approvals which must be obtained before placing the Product on the market in any country in the Territory in which such approval is required.

     "Prime Rate of Interest" means the prime rate of interest published from time to time in the Wall Street Journal as the prime rate; provided, however that if the Wall Street Journal does not publish the Prime Rate of Interest, then the term "Prime Rate of Interest" shall mean the rate

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of interest publicly announced by Bank of America, N.A., as its Prime Rate, Base
Rate, Reference Rate or the equivalent of such rate, whether or not such bank makes loans to customers at, above, or below said rate.

     "Product" means collectively the One Month Product, the Three Month Product, the Four Month Product, and the Six Month Product (should the Parties agree to develop it) supplied in Unit packages or any formulation of leuprolide acetate, in any concentration, in the Atrigel(R) delivery system for the palliative treatment of prostate cancer.

     "Royalty" means the royalty to be paid by Sanofi-Synthelabo to Atrix as set forth in Section 4.02.

     "Royalty Term" means the period of time commencing on the First Commercial Sale of the Product in any country in the Territory and ending on the expiration of the last to expire of the Atrigel(R) Patent Rights covering the Product in such country.

     "Shipment" means each individual group of Product received by Sanofi-Synthelabo from Atrix.

     "Six Month Product" means the formulation comprised of leuprolide acetate in an Atrigel(R) delivery system that provides for the sustained release of leuprolide acetate over a period of about one hundred and eighty (180) days and not less than one hundred and sixty eight (168) days with a primary indication for the palliative treatment of prostate cancer.

     "Specifications" means the specifications for the Product attached hereto as Exhibit C, and as may be amended from time to time by the Parties.

     "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of the same date as this Agreement between Atrix and Sanofi-Synthelabo attached hereto as Exhibit D.

     "Term" has the meaning set forth in Section 19.01.

     "Territory" means the United States and Canada.

     "Third Party" means any entity other than: (a) Atrix, (b) Sanofi-Synthelabo or (c) an Affiliate of Atrix or Sanofi-Synthelabo.

     "Three Month Product" means the formulation comprised of leuprolide acetate in an Atrigel(R) delivery system that provides for the sustained release of leuprolide acetate over a period of about ninety (90) days and not less than eighty-four (84) days with a primary indication for the palliative treatment of prostate cancer.

     "Unit" means the Product packaged in a two-part system consisting of (a) one syringe of Atrigel(R) delivery system and a needle in a moisture proof pouch and sterilized by gamma irradiation; (b) one syringe containing sufficient leuprolide acetate for a One Month Product, Three Month Product, Four Month Product or Six Month Product, aseptically filled and lyophilized in the syringe, and packaged in a moisture-proof pouch; (c) instructions for use, as


                                        7

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such trade or sample package may be changed or reformulated by Atrix and
Sanofi-Synthelabo from time to time; and (d) a commercial trade or sample package.

     "United States" means the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico.

                                   ARTICLE II

                                  COLLABORATION

     Section 2.01. OBJECTIVES. Pursuant to the Development Program, Atrix shall conduct research and development activities using the Atrigel(R) Technology to develop a Product for the palliative treatment of prostate cancer. During the Term, Atrix will have primary responsibility for the activities described in
Section 2.03 and Sanofi-Synthelabo will have primary responsibility for the activities described in Section 2.04.

     Section 2.02. DEVELOPMENT PROGRAM. (a) Development Program. Atrix shall utilize the Atrigel(R) Technology to conduct research and development of the One Month Product, the Three Month Product and the Four Month Product, pursuant to a written, development program to which Atrix and Sanofi-Synthelabo have given their prior written approval (the "Development Program"), a copy of which is attached hereto as Exhibit E.

          (b) Six Month Product. If Sanofi-Synthelabo elects to have Atrix develop the Six Month Product in accordance with Exhibit G, Sanofi-Synthelabo shall be solely responsible for all costs and expenses incurred (i) in developing the Six Month Product; and (ii) in obtaining the Marketing Authorizations for the Six Month Product (collectively the "Six Month Cost"). Sanofi-Synthelabo shall pay such Six Month Cost within thirty
     (30) days of receipt of each invoice from Atrix for such Six Month Cost. If Sanofi-Synthelabo in good faith disputes the amount of any such invoice for the Six Month Cost, then Sanofi-Synthelabo shall notify Atrix that it in good faith disputes the amount of any such invoice for the Six Month Cost and any such dispute shall be resolved by the Parties within thirty (30) days from the date of receipt of the disputed invoice; provided however if the dispute cannot be resolved to the mutual satisfaction of the Parties within such thirty (30) day period then either Party may request that the dispute be submitted to the Chief Executive Officers of Atrix and Sanofi-Synthelabo, respectively, for joint resolution. If the dispute is not jointly resolved by the Parties' respective Chief Executive Officers within ten (10) days from submission to the Parties' respective Chief Executive Officers, then Atrix shall be entitled to pursue any and all remedies at law available to it. In no event will the dispute resolution period exceed a maximum of forty (40) days unless otherwise agreed to in writing by the Parties. Further, Sanofi-Synthelabo may in its discretion determine to pay any such disputed amount and in the event amounts are finally determined not to be due by Sanofi-Synthelabo, Atrix shall repay, with interest paid at a rate equal to the Prime Rate of Interest, such excess amounts determined not to be due.

          (c) License for Six Month Product. Upon satisfaction of the provisions of Section 2.02(b) above, Sanofi-Synthelabo shall be deemed to have an exclusive license to


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

     the Six Month Product on the same basis, terms and conditions set forth in this Agreement for the license for each other Product except that notwithstanding the foregoing, [**] shall be credited against the additional Six Month Product Milestone as set forth in Section 4.04 of this Agreement and [**], if any, shall be credited against amounts owed by Sanofi-Synthelabo to Atrix as set forth in Section 4.04(ii).

          Audit of Six Month Cost. Sanofi-Synthelabo shall have the right to cause an independent, certified public accountant reasonably acceptable to Atrix to audit those records of Atrix relating to the calculation of the Six Month Cost for the sole purpose of verifying the Six Month Cost. Such audits may be exercised during normal business hours nor more than once in a twelve (12) month period upon at least ten (10) days prior written notice.

     Section 2.03. ATRIX OBLIGATIONS. Pursuant to the time table established for its doing so in the Development Program, Atrix will, at its own expense, except as provided in Section 2.02, be responsible for (a) validation, formulation and development of the Product, (b) animal toxicology studies required for commercial launch of the Product, (c) scale-up, initial and on-going stability studies in primary closure package system(s), (d) supporting commercialization of the final formulation of the Product in accordance with the Development Program, and (e) except as provided in Section 2.02, Atrix shall also secure any and all Governmental Approvals and Marketing Authorizations. Except as otherwise provided in this Agreement, Atrix shall own and maintain all Governmental Approvals and related information and shall disclose all such information to Sanofi-Synthelabo, as soon as possible; provided, however, that information related to Atrigel(R) Technology shall be subject to the confidentiality provisions of this Agreement in Article XII, below.

     Section 2.04. SANOFI-SYNTHELABO OBLIGATIONS. Sanofi-Synthelabo, at its own expense, will be responsible for (a) all market research related to the Product; and (b) commercialization of the Product (including all sales and marketing activities related to the Product). Sanofi-Synthelabo will obtain import permits and pay all duties, fees, tariffs and similar obligations required to market the Product in each country in the Territory.

     Section 2.05. AVAILABILITY OF RESOURCES; COOPERATION. Each Party shall maintain laboratories, offices and/or other facilities reasonably necessary to carry out the activities to be performed by such Party pursuant to the Development Program. Upon reasonable advance notice, each Party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other Party on issues arising in connection with any request from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues.

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                                   ARTICLE III

                                     LICENSE

     Section 3.01. LICENSE FEE. In partial consideration for the License granted under Section 3.02(a), Sanofi-Synthelabo shall pay to Atrix an initial one-time non-refundable license fee equal to Eight Million Dollars ($8,000,000) on the Effective Date by wire transfer of immediately available funds to an account to be designated by Atrix to Sanofi-Synthelabo prior to the Effective Date. On the Effective Date, Sanofi-Synthelabo shall also purchase from Atrix Fifteen Million Dollars ($15,000,000) of Atrix's common stock, as provided in the Stock Purchase Agreement.

     Section 3.02. LICENSE TERMS. The terms and conditions of the exclusive license (the "License") granted by Atrix to Sanofi-Synthelabo shall be as follows:

          (a) License Grant. Atrix hereby grants to Sanofi-Synthelabo an exclusive license under the Atrigel(R) Technology to market, advertise, promote, distribute, offer for sale, sell and import the Product in the Territory for use in the Field subject to the terms and conditions herein. This exclusive license can only be transferred by Sanofi-Synthelabo on the basis set forth in Section 20.03 of this Agreement, below.

          (b) License Termination.

               (i) If Sanofi-Synthelabo has not undertaken commercially reasonable efforts to begin distribution and marketing of the One Month Product, the Three Month Product, the Four Month Product and/or the Six Month Product, if applicable, in the United States within ninety (90) days following receipt of written notice from Atrix that Governmental Approval has been received for each respective Product for the United States and provided that Atrix has available Launch Quantities of the respective Product, then the following shall occur with respect to each Product not launched within such ninety (90) days: (i) Atrix shall have the right to grant a license to a Third Party, to market, advertise, promote, distribute, offer for sale, sell or import the One Month Product, the Three Month Product, the Four Month Product and/or the Six Month Product, if applicable, respectively, in the United States and (ii) the license granted to Sanofi-Synthelabo pursuant to Sections 3.02(a) and 3.03 shall automatically terminate with respect to the applicable Product in the United States and the United States shall no longer be included in the Territory for such Product.

               (ii) The Parties will negotiate in good faith the launch date in Canada for each Product taking into account market conditions in Canada and the United States and any reimbursement issues, as they relate to each Product, in Canada. If the Parties cannot in good faith agree on a launch date in Canada for each Product the matter shall be submitted to the Advisory Board for resolution.

     Section 3.03. MARKS. Subject to the terms and conditions of this Agreement, Atrix hereby grants to Sanofi-Synthelabo an exclusive in the Field, royalty-free right to use the Marks in connection with the marketing, advertising, promotion, distribution and sale of the Product.

                                   ARTICLE IV

                         ROYALTY AND MILESTONE PAYMENTS

     Section 4.01. RESEARCH AND DEVELOPMENT EXPENSES. Except as set forth in
Section 2.02, Atrix shall, at its sole expense, be responsible for all research and development expenses pertaining to the Product.

     Section 4.02. ROYALTY PAYMENTS. Sanofi-Synthelabo shall pay to Atrix a royalty consisting of [**] for a period equal to the Royalty Term for each Product in each country in the Territory. All royalty payments due to Atrix under this Agreement shall be paid within thirty (30) days of the end of each calendar quarter, unless otherwise specifically provided herein.

     Section 4.03. MILESTONE PAYMENTS. Sanofi-Synthelabo shall pay to Atrix, as licensing fees, the following milestone payments within thirty (30) days after Atrix gives notice to Sanofi-Synthelabo of the occurrence of the specified milestone event:

               (i)   [**]

               (ii)  [**]

               (iii) [**]

               (iv)  [**]

               (v)   [**]

               (vi)  [**]

     Section 4.04. ADDITIONAL MILESTONE PAYMENTS. Should the Parties agree to develop the Six Month Product, Sanofi-Synthelabo shall pay to Atrix, as licensing fees, the following milestone payments within thirty (30) days after Atrix gives notice to Sanofi-Synthelabo of the occurrence of the specified milestone event:

               (i)   [**]

               (ii)  [**]

     provided however, [**] shall be credited against [**] and [**], if any, shall be credited against amounts owed by Sanofi-Synthelabo to Atrix as set forth in Section 4.04(ii).

     Section 4.05. REPORTS.

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          (a) Reports. Sanofi-Synthelabo shall furnish to Atrix a quarterly written report showing in reasonably specific detail, on a Product by Product and country by country basis, (a) the calculation of Net Sales; (b) royalties payable in United States' Dollars, if any, which shall have accrued hereunder based upon Net Sales; (c) withholding taxes, if any, required by law to be deducted with respect to such sales; (d) the dates of the First Commercial Sales of any Product in any country in the Territory during the reporting period; and (e) the exchange rates used to determine the amount of United States' Dollars (the "Royalty Statement"). Reports shall be due as soon as possible, but in any event no later than thirty
     (30) days following the close of each calendar quarter.

          (b) Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in United States dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable calendar quarter. All payments owed under this Agreement shall be made by wire transfer to a bank account designated by Atrix, unless otherwise specified in writing by Atrix.

          (c) Late Payments. In the event that any payment, including contingent payments, due hereunder is not made when due, each such payment shall accrue interest from the date due at the rate of one and one half percent (1.50%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Atrix from exercising any other rights it may have under this Agreement as a consequence of the lateness of any payment.

          (d) Records and Audits. During the Term and for a period of two (2) years thereafter or as otherwise required in order for Atrix to comply with Applicable Law, Sanofi-Synthelabo shall keep complete and accurate records in sufficient detail to permit Atrix to confirm the completeness and accuracy of: (i) the information presented in each Royalty Statement and all payments due hereunder; (ii) the calculation of A&S and (iii) the calculation of Net Sales. Sanofi-Synthelabo shall permit Atrix to inspect those records of Sanofi-Synthelabo (including but not limited to financial records) that relate to Net Sales, Royalty Statements and A&S for the sole purpose of verifying the completeness and accuracy of the Royalty Statements, the calculation of the Net Selling Price and Net Sales and the calculation of A&S. Such inspection shall be at Atrix's expense and shall be subject to reasonable advance notice to Sanofi-Synthelabo, during Sanofi-Synthelabo's usual business hours. Further, Atrix shall have the right to cause an independent, certified public accountant reasonably acceptable to Sanofi-Synthelabo to audit such records to confirm royalty payments and A&S expenditures for the Product for the preceding year. Such audits may be exercised during normal business hours no more than once in any twelve (12) month period upon at least ten (10) days prior written notice by Atrix to Sanofi-Synthelabo. If such accounting firm concludes that such payments were underpaid, Sanofi-Synthelabo shall pay Atrix the amount of any such underpayments, plus interest at a rate equal to the Prime Rate of Interest, within thirty (30) days of the date Atrix delivers to Sanofi-Synthelabo such accounting firm's report so concluding that such payments were underpaid. If such accounting firm concludes that such payments were overpaid, Atrix shall pay to Sanofi-Synthelabo the amount of any


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

     such overpayments, without interest, within thirty (30) days of the date Atrix delivers to Sanofi-Synthelabo such accounting firm's report so concluding that such payments were overpaid. Atrix shall bear the full cost of such audit unless such audit discloses an underpayment by more than five percent (5%) of the amount due under this Agreement. In such case, Sanofi-Synthelabo shall bear the full cost of such audit.

          (e) Taxes. All taxes levied on account of the payments accruing to Atrix under this Agreement shall be paid by Atrix for its own account, including taxes levied thereon as income to Atrix. If provision is made in law or regulation for withholding, such tax shall be deducted from the payment made by Sanofi-Synthelabo, paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to Atrix. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

          (f) Prohibited Payments. Notwithstanding any other provision of this Agreement, if Sanofi-Synthelabo is prevented from paying any payments by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payment may be paid by depositing funds in the currency in which it accrued to Atrix's account in a bank acceptable to Atrix in the country whose currency is involved.

                                    ARTICLE V

                                   NEW PRODUCT

     Section 5.01. NEW PRODUCT. Subject to Sanofi-Synthelabo's right of first negotiation under Section 5.02 below, Atrix may or, at Sanofi-Synthelabo's request, will seek to develop and have the FDA approve a New Product.

     Section 5.02. RIGHT OF FIRST NEGOTIATION. For a period of thirty (30) days following the receipt of notice from (i) Atrix of its intention to develop a New Product or (ii) Sanofi-Synthelabo of its intention to have Atrix develop a New Product, Sanofi-Synthelabo shall have the first right to negotiate binding material terms for a definitive license agreement for the New Product. In the event (a) Sanofi-Synthelabo does not determine within such thirty (30) day period to pursue a license for the New Product, (b) the Parties are unable to reach agreement on binding material terms of such a license within such thirty
(30) day period, or (c) if the Parties have reached agreement on binding material terms of such a license within such thirty (30) day period, but are unable to enter into a definitive agreement within ninety (90) days following the written notice from Atrix, Atrix shall have no further obligation to Sanofi-Synthelabo under this Section 5.02. If Sanofi-Synthelabo and Atrix cannot agree to the terms of such license, then Atrix may enter into an agreement with a Third Party, provided that the terms of the agreement are no less favorable to Atrix, in any material respect (individually or in the aggregate), than those last proposed in writing by Sanofi-Synthelabo. The rights of Sanofi-Synthelabo under this Section 5.02 shall only apply to those countries for which Sanofi-Synthelabo retains a license under Sections 3.02 and 3.03 as of the date of Atrix's written notice that the FDA has approved a New Product.


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

                                   ARTICLE VI

                                COMMERCIALIZATION

     Section 6.01. PROMOTION AND MARKETING OBLIGATIONS.

          (a) Marketing Efforts. Sanofi-Synthelabo agrees to use commercially reasonable efforts to promote the sale, marketing and distribution of the Product in the Territory, consistent with accepted business practices devoting the same level of efforts as it devotes to its own products of comparable market potential. "Comparable market potential" shall be fairly determined by Sanofi-Synthelabo in good faith and shall be based upon market size, price, competition and general marketing parameters. Each Party shall promptly advise the other Party of any issues that materially and adversely affect its ability to market the Product in the Territory. In such event, senior executives of Sanofi-Synthelabo and Atrix shall meet and in good faith discuss what actions should be taken in light of such issues.

          (b) Trademarks. Sanofi-Synthelabo shall be the exclusive licensee of the Marks in the Territory for use in connection with the promotion, marketing and sale of the Product, which trademarks shall remain the sole property of Atrix. If either Sanofi-Synthelabo or Atrix desires that the Product subsequently be sold under a different name, or if any Competent Authority requires that Product be sold under a different name, the following provisions shall apply: (i) the different name (the "New Trademark") must be acceptable to Atrix, (ii) the New Trademark must be legally obtainable by Atrix in each jurisdiction where the New Trademark is sought, (iii) the New Trademark must be acceptable to the Competent Authority in each jurisdiction where a variation making the change to the applicable Marketing Authorization is sought, (iv) all costs (including reasonable attorneys' fees) for obtaining any change to a Marketing Authorization and for obtaining the right to use the New Trademark in each jurisdiction will be paid by (A) Sanofi-Synthelabo if Sanofi-Synthelabo requested the New Trademark, (B) Atrix if Atrix requested the New Trademark, and (C) one-half by Sanofi-Synthelabo and one-half by Atrix if a Competent Authority required the New Trademark, and (v) any New Trademarks obtained or authorized shall be owned by and be the sole property of Atrix; provided, however that any New Trademark requested by Sanofi-Synthelabo, and all costs for which are paid by Sanofi-Synthelabo, shall be owned by and be the sole property of Sanofi-Synthelabo.

          (c) Packaging. Atrix shall package and label the Product, the Units and the Demonstration Samples in compliance with the Packaging Specifications and Applicable Laws. Atrix, in consultation with Sanofi-Synthelabo, shall be responsible for assuring that such packaging and labeling conform with all Applicable Laws, if any, of the FDA for export of the Product and the Demonstration Samples to the countries in the Territory other than the United States and that the Units comply with the Packaging Specifications. Atrix, in consultation with Sanofi-Synthelabo, shall also be responsible for assuring that packaging and labeling comply with all Applicable Laws where such Product is to be distributed for sale. All additional incremental costs resulting from changes to the Packaging Specifications made at the request of Sanofi-Synthelabo that are not required to export the Product to countries in the Territory on a country by country basis under Applicable Laws shall be borne by Sanofi-Synthelabo.

          (d) Proposed Pricing Of Product. Within thirty (30) days of Atrix's receipt of the Marketing Authorization in each country in the Territory, Sanofi-Synthelabo shall provide the Advisory Board (as defined below) with a detailed copy of the expected selling price schedule of the Units in such country in the Territory (including any (i) prompt payment or other trade or quantity discounts which Sanofi-Synthelabo expects to offer and (ii) commission rates or rebates which Sanofi-Synthelabo expects to offer to distributors and agents).

          (e) Marketing Plans And Reports. Thirty (30) days prior to the expected date of First Commercial Sale in any country in the Territory and at the beginning of each calendar year thereafter, Sanofi-Synthelabo shall submit to the Advisory Board in writing the annual marketing, sales and distribution plan for each such country detailing Sanofi-Synthelabo and its Affiliates' proposed marketing, sales and distribution strategy and tactics for the sale and distribution of Product during such calendar year, or portion thereof. In addition, Sanofi-Synthelabo shall submit to the Advisory Board copies of any market research reports relating to Product sales and Product competition which Sanofi-Synthelabo or its Affiliates commission or otherwise obtain to the extent permissible by the agency preparing the report. To the extent the foregoing information is contained in plans or reports which contain information about other products or markets, Sanofi-Synthelabo may submit to the Advisory Board only those excerpts from such plans or reports which relate to the Product and Product competition.

          (f) Advisory Board. The Parties agree to form an advisory board (the "Advisory Board") comprised of three (3) representatives from each of Sanofi-Synthelabo and Atrix. An officer of each Party shall serve as the co-chairmen of the Advisory Board. Except as set forth in Section 13.01, the Advisory Board will meet on a quarterly basis and at such time will be consulted by Sanofi-Synthelabo on all major decisions in the marketing of the Product in each country in the Territory, but Sanofi-Synthelabo, alone, will be responsible for making the final decisions on all sales, marketing, promotion and distribution issues, regardless of the action or inaction of the Advisory Board, including, without limitation, the following areas as they relate to the sales, marketing, promotion and distribution of the
     Product:

               (i) Product positioning in the marketplace;

               (ii) quantity of direct selling efforts, including the number of sales details to be made;

               (iii) extent and degree of non-personal selling and promotional efforts;

               (iv) quantity and content of workshops and medical symposia;

               (v) design and implementation of a Phase IV clinical study program to support the Product;

               (vi) design and implementation of a consumer awareness program;

               (vii) selection of physicians for a medical advisory board and speakers bureau;

               (viii) planning for international regulatory submissions;

               (ix) dispute resolution regarding sales, marketing and promotional activities related to the Product; and

               (x) internet presence.

          (g) Co-Promotional Activities of Atrix. Beginning in month twenty-four
     (24) following the launch of the first of any Product on a country-by-country basis within the Territory, Atrix shall have the right, [**] to participate in the sales, marketing and promotion of the Product. If Atrix so elects, Atrix will provide additional field sales representatives (the "Atrix Sales Force") and/or funding to augment the sales, marketing and promotional activities of the Product by Sanofi-Synthelabo as the Parties may agree. [**].

                                   ARTICLE VII

                             MANUFACTURE AND SUPPLY

     Section 7.01. AGREEMENT TO SUPPLY PRODUCT. Subject to the terms hereof, Sanofi-Synthelabo agrees to purchase exclusively from Atrix, and Atrix agrees to Manufacture for, and sell exclusively to Sanofi-Synthelabo during the Term of this Agreement, Sanofi-Synthelabo's total requirements for the Product and the Demonstration Samples in the Territory on the terms and conditions set forth herein. Subject to Sanofi-Synthelabo's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed by Sanofi-Synthelabo, Atrix may subcontract any part of the Manufacturing Process for the Product and the Demonstration Samples to a Third Party provided: (a) the Product, the Demonstration Samples and the facilities continue to meet the requirements as defined in this Agreement and (b) Atrix has obtained all required Governmental Approvals. If subcontracting is initiated by Atrix, for any Manufacturing Process, Atrix will bear the cost of validation and necessary stability work, as well as any other directly related costs.

     Section 7.02. QUALITY ASSURANCE. Atrix shall Manufacture the Product in accordance with the Specifications. Atrix shall consult with Sanofi-Synthelabo as to any proposed changes in the Specifications, manufacturing processes, or in Atrix's quality assurance procedures which might render Atrix unable to supply Product in accordance with the terms of this Agreement, prior to making those changes, and obtain Sanofi-Synthelabo's prior, written consent thereto, which consent will not be unreasonably withheld, conditioned or delayed by Sanofi-Synthelabo. Atrix shall immediately notify Sanofi-Synthelabo in writing

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of any changes required by a Competent Authority in the Specifications or
Atrix's quality assurance procedures that would render Atrix unable to supply the Product and/or Demonstration Samples in accordance with the terms of this Agreement. The Parties agree to develop and execute an appropriate action plan in such situation.

     Section 7.03. ATRIX'S DUTIES. Atrix agrees to Manufacture the Product in accordance with the Specifications, applicable cGMP and NDA requirements and to furnish to Sanofi-Synthelabo with every shipment a written certificate of analysis and Certificate of Compliance that confirms conformity of the Product to the Specifications and cGMP. The Product may be subjected to testing by Sanofi-Synthelabo at its designated facility in order to verify conformance of the Product with the Specifications. In addition, Atrix shall:

          (a) Provide Sanofi-Synthelabo with a copy of the written sampling and testing procedures used by Atrix to confirm conformity of the Product to the Specifications;

          (b) Retain a sample of each batch of Product and, upon request, make it available to Sanofi-Synthelabo for inspection. The retained sample shall be sufficient in size to allow Sanofi-Synthelabo and Atrix to perform tests to determine whether or not the Product conforms to the Specifications. The retained sample shall be kept under the same conditions as those under which the Product is stored at Sanofi-Synthelabo's facilities;

          (c) Maintain records to ensure Atrix's ability to perform a complete lot history via lot tracing of the Product; and

          (d) Keep on file all manufacturing records and analytical results pertaining to the manufacture of each batch of Product for a period expiring not earlier than two (2) years after the expiration date of the last lot of Sanofi-Synthelabo's Product manufactured with that batch of Product. Atrix shall make all such records available to Sanofi-Synthelabo upon request.

          (e) Consult closely on an ongoing basis with the Advisory Board on all aspects of the manufacturing and development of the Product, including the use of any subcontractors to perform part of the Manufacturing Process, the obtaining of any and all required Governmental Approval(s) for the Manufacture of the Product and the obtaining of any and all required Marketing Authorizations to permit the marketing, sale and distribution of the Product in the Territory. In this regard, Atrix will provide monthly reports to the Advisory Board on the status of the Manufacture and development of the Product including, without limitation, to the extent applicable, all current information on: (i) any material issues, problems or developments with regard to (x) any subcontractors being utilized to perform part of the Manufacture of the Product, or (y) any customer service issues; (ii) the current status of all pending applications seeking any Governmental Approval(s) or Marketing Authorization(s) for the Product from any Competent Authority; and (iii) as to the status or progress of obtaining any patent rights pertaining to any aspect of the Product.

          (f) Provide to Sanofi-Synthelabo within twenty-four (24) hours of receipt by Atrix, complete copies of any and all inspection reports pertaining to the Manufacture and development of the Product which Atrix receives from any Competent Authority, or which is obtained by Atrix from any third party agency, and promptly provide to Sanofi-Synthelabo any such report which is internally produced by Atrix's staff or that of any of its Affiliates.

          (g) Provide Sanofi-Synthelabo with complete access to all existing and hereafter produced: (i) batch records of the Product; (ii) quality inspection reports of the Product, whether internally or externally generated; (iii) any and all investigation reports of the Product, whether internally or externally generated; and (iv) packaging records pertaining to the Product; and

          (h) Provide Sanofi-Synthelabo with notice within twenty-four (24) hours of notification of any scheduled inspection by any Competent Authority of Atrix's facilities, books or records, or of the facilities, books or records of any subcontractor being utilized by Atrix to perform any portion or all of the Manufacture or development of the Product. Atrix shall inform such Competent Authority that Sanofi-Synthelabo may desire to be present at such inspection; provided that Sanofi-Synthelabo's right to be present is subject to approval by such Competent Authority and subject to Sanofi-Synthelabo being available at the time and date established by such Competent Authority. Atrix shall use reasonable efforts to secure a time and date for such inspection that is reasonably acceptable to Sanofi-Synthelabo; provided however that Atrix alone has the right to make the final decision on all such matters.

     Section 7.04. COMPLIANCE WITH APPLICABLE LAWS. Sanofi-Synthelabo and Atrix (if Atrix has exercised its co-promotion and/or co-marketing rights pursuant to Sections 6.01(g) and 13.01, respectively, of this Agreement) shall be responsible for compliance with Applicable Laws relating to the promotion, marketing, sale and distribution of the Product, Units and the Demonstration Samples, as applicable. Atrix shall be responsible for compliance with Applicable Laws relating to the Manufacture, design and production of the Product and the Demonstration Samples, as applicable, and with cGMP relating to the Manufacture and testing of the Product.

     Section 7.05. SECOND MANUFACTURING SOURCE. Atrix, at its own cost and expense, shall validate, qualify and obtain all Governmental Approvals for a Third Party as a second source (the "Second Source") to Manufacture the Product. Atrix will file a supplement to the NDA for each Product with the FDA no later than six (6) months after the NDA for each Product is approved to seek FDA approval for such Second Source to Manufacture each such Product. After such filing, Atrix shall use reasonable efforts to obtain final FDA approval for such Second Source to Manufacture each such Product including modifying the NDA supplement if required by the FDA. Upon prior written notice to Atrix, Sanofi-Synthelabo shall have the right to inspect and audit the Second Source's facilities used to Manufacture the Product to confirm that such facilities are in compliance with Applicable Laws and the Governmental Approvals. Atrix, at its sole cost and expense, may have a representative(s) accompany Sanofi-Synthelabo's representative(s) on any such inspection or audit.

     Section 7.06. FAILURE TO SUPPLY. Atrix shall immediately notify Sanofi-Synthelabo if Atrix is unable to fill any order placed by Sanofi-Synthelabo pursuant to Section 8.07. If Atrix is unable to cure such failure within thirty (30) days after such notice, Atrix shall, upon such


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failure, make arrangements with the Second Source to Manufacture and sell to
Atrix the Product until such time as Atrix is again able to Manufacture the Product; provided, however, any consequent incremental costs which result by reason of the use of the Second Source under this Section 7.06 shall be the sole cost and liability of Atrix.

     Subject to the following paragraph, if Atrix is unable (including due to reasons of Force Majeure) to supply Product to Sanofi-Synthelabo for a period of ninety (90) days or more or if Atrix notifies Sanofi-Synthelabo that Atrix will be unable to perform under this Section 7.06 (or that the Second Source will be unable to perform under Section 7.05), Atrix hereby grants to Sanofi-Synthelabo a nonexclusive, royalty-free license under the Atrigel(R) Technology and any other relevant technology necessary to make or have made the Product, for use solely for sale or distribution in the Territory and solely until such time as Atrix is again able to Manufacture the Product at which time Atrix will regain its exclusive right to Manufacture and supply the Product to Sanofi-Synthelabo. Sanofi-Synthelabo may grant sublicenses under the foregoing license with the consent of Atrix, such consent not to be unreasonably withheld. At the request of Sanofi-Synthelabo, Atrix shall provide reasonable technical assistance in connection with the transfer of manufacturing described in this Section.

     Notwithstanding the foregoing, Atrix shall not be deemed to be unable to fill any order placed by Sanofi-Synthelabo as follows: (a) if Atrix's inability to fill any order arises as a result of [**] increase in Sanofi-Synthelabo's order over Sanofi-Synthelabo's prior forecast; or (b) in the event that Atrix must purchase additional equipment or construct a new facility in order to expand its capacity in order to meet purchase orders hereunder, Atrix will be deemed to have satisfied this paragraph by placing a purchase order for such equipment or signing a contract for such construction within sixty (60) days of Atrix's receipt of Sanofi-Synthelabo's purchase order showing firm quantities in excess of Atrix's capacity; provided that Atrix diligently pursues and completes within a reasonable time thereafter such purchase or construction.

     Section 7.07. ALLOCATION. If Atrix exercises its rights to co-market under
Article XIII and if Atrix is unable to supply all of the requirements of the Product, and quantities ordered by Sanofi-Synthelabo in accordance with Section 8.07, then Atrix shall allocate the resources available to it so that Sanofi-Synthelabo receives at least its proportional share of available supplies as determined based on reasonable forecasts (taking into consideration past sales and sales performance against forecast) of Sanofi-Synthelabo and Atrix.

                                  ARTICLE VIII

                                PURCHASE AND SALE

     Section 8.01. PURCHASE PRICE AND PAYMENT. Atrix shall sell, and Sanofi-Synthelabo shall purchase, each Product at a price equal to the Atrix Manufacturing Cost, including any adjustments pursuant to Section 8.02 (the "Purchase Price"). Atrix shall invoice Sanofi-Synthelabo monthly for all Product and Demonstration Samples shipped by Atrix to Sanofi-Synthelabo and payment shall be due thirty (30) days from receipt of the invoice.

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     Section 8.02. ADJUSTMENT TO PURCHASE PRICE/AUDIT.

          (a) The Atrix Manufacturing Cost will be adjusted on a Product by Product basis annually commencing with the first day of the first calendar month twelve (12) months from the date of the First Commercial Sale of each Product (the "Adjusted Atrix Manufacturing Cost"). [**]:

               (i) if Sanofi-Synthelabo in good faith disputes the amount of the Adjusted Atrix Manufacturing Cost, then Sanofi-Synthelabo shall notify Atrix of a good faith dispute and such dispute shall be resolved by the Parties within thirty (30) days from the date of notice of the Adjusted Atrix Manufacturing Cost; provided however if the dispute cannot be resolved to the mutual satisfaction of the Parties within such thirty (30) day period then either Party may request that the dispute be submitted to the Chief Executive Officers of Atrix and Sanofi-Synthelabo, respectively, for joint resolution. If the dispute is not jointly resolved by the Parties' respective Chief Executive Officers within ten (10) days from submission to the Parties' respective Chief Executive Officers then Atrix shall be entitled to pursue any and all remedies at law available to it. In no event will the dispute resolution period exceed a maximum of forty (40) days unless otherwise agreed in writing by the Parties; and

               (ii) Sanofi-Synthelabo shall pay for Product ordered during the dispute period at the Purchase Price in effect prior to Atrix's notice of an adjustment of the Atrix Manufacturing Cost. If upon resolution of any dispute the Purchase Price is greater than the Purchase Price paid by Sanofi-Synthelabo during the dispute period, Atrix will invoice Sanofi-Synthelabo for the difference and Sanofi-Synthelabo shall pay the same promptly upon receipt of such invoice.

          (b) If at any time following twelve (12) months from the date of the First Commercial Sale of each Product, on a Product by Product basis, the Atrix Manufacturing Cost is in excess of the Twelve Month Cost then Sanofi-Synthelabo may request that the Parties meet to review and discuss the Atrix Manufacturing Cost. [**] Notwithstanding the foregoing, in the event that increases [**] result in an increased Atrix Manufacturing Cost which becomes, in Sanofi-Synthelabo's sole judgment to be commercially non-viable, Sanofi-Synthelabo may terminate this Agreement pursuant to
     Section 19.05.

          (c) Commencing twelve (12) months from the date of First Commercial Sale of each Product Sanofi-Synthelabo shall have the right to cause an independent, certified public accountant reasonably acceptable to Atrix to audit those records of Atrix relating to the calculation of the Atrix Manufacturing Cost for the sole purpose of verifying the Atrix Manufacturing Cost. Such audits may be exercised during normal business hours nor more than once in a twelve (12) month period upon at least ten
     (10) days prior written notice.

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     Section 8.03. LABELING.

          (a) After execution of this Agreement, Sanofi-Synthelabo shall have the right to review and comment upon any proposed changes to the labeling for the Product and to participate in discussions with the Competent Authorities concerning any labeling change. Notwithstanding the above, Atrix shall have the authority to make the final decision with regard to any labeling revisions.

          (b) Both Parties will approve all artwork developed for inclusion in the Product packaging, including carton labels, package inserts, etc., which approval will not be unreasonably withheld, conditioned or delayed by either Party. If Sanofi-Synthelabo wishes to institute changes in labeling artwork, both Parties will develop a mutually acceptable implementation schedule. Neither Party shall alter, change or in any way modify the artwork, which has previously been approved, for any reason, without prior written authorization from the other Party which authorization shall not be unreasonably withheld, conditioned or delayed by either Party, provided that such approved artwork shall conform to all Applicable Laws.

     Section 8.04. PURCHASE FORMS. Purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a Party in conducting the activities contemplated under this Agreement are for administrative purposes only and shall not add to or modify the terms of the Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms of this Agreement shall govern.

     Section 8.05. CONFIRMATION. Atrix shall confirm each purchase order within ten (10) business days from the date of receipt of a purchase order and shall supply the Product within a maximum of sixty (60) days from the date of acceptance of a purchase order, or later if so specified in the purchase order. Failure of Atrix to confirm any purchase order shall not relieve Atrix of its obligation to supply Product ordered by Sanofi-Synthelabo in conformity with this Agreement.

     Section 8.06. DELIVERY. Delivery terms for Product and Demonstration Samples shall be FOB Atrix's manufacturing facility at Fort Collins, Colorado. Atrix shall ship Product and Demonstration Samples in accordance with Sanofi-Synthelabo's purchase order form or as otherwise directed by Sanofi-Synthelabo in writing. Title to any Product or Demonstration Samples purchased by Sanofi-Synthelabo shall pass to Sanofi-Synthelabo upon the earlier of (i) a common carrier accepting possession or control of such Product or Demonstration Samples, as applicable, or (ii) passage of such Product or Demonstration Samples, as applicable, from the loading dock of Atrix's facilities to Sanofi-Synthelabo or its agent.

     Section 8.07. FORECASTS AND ORDERS. (a)Not later than six (6) months following submission of the NDA or other applicable regulatory filing on a country by country basis, Sanofi-Synthelabo will provide Atrix with a twelve
(12) month forecast of Sanofi-Synthelabo's requirement of Product on a Product by Product basis, including Demonstration Samples, on a country by country basis as follows:

               (i) For the first twelve (12) months of the forecast, the forecasts shall be provided quarterly, no less than forty-five (45) days prior to the beginning of each


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

          quarter. Said requirements will be based on standard production planning parameters including but not limited to sales forecasts, sales demand forecasts, promotional forecasts, inventory requirements, and the like. The first two (2) quarters of the twelve (12) month forecast will be stated in monthly requirements. The second two (2) quarters of the twelve (12) month forecast will be total requirement by stock keeping unit and will be stated as quarterly requirements. The first three (3) months of the twelve (12) month forecast will be firm orders to purchase. The second three (3) months will be allowed to be flexed from the previous forecast by plus or minus twenty-five percent (25%) per month until fixed by the subsequent forecast; provided that the aggregate adjustment from the quantity set forth in the previous forecast for such three (3) month period shall not exceed fifty percent (50%) in aggregate during that three (3) month period. The last two (2) quarters' total quantities will be an estimate and not binding.

               (ii) After the first twelve (12) months Sanofi-Synthelabo will provide to Atrix a rolling twelve (12) month forecast with the first three (3) months of the rolling twelve (12) month forecast a firm order to purchase. Each order in the rolling twelve (12) month forecast shall be provided monthly, no less than twenty (20) days prior to the beginning of each month. All orders will be for full batch quantities.

          (b) It is understood that Atrix will not maintain Product or Demonstration Sample inventory in excess of the forecast, but will produce Product or Demonstration Sample upon receipt of that portion of Sanofi-Synthelabo's forecasts that constitute firm orders to purchase. The above periods whether fixed or flexible will be adjusted based upon existing lead times at time of start up.

          (c) Sanofi-Synthelabo agrees to purchase a sufficient amount of Product to enable Sanofi-Synthelabo to carry sufficient inventory to allow for fluctuations in sales demand so as to allow Atrix reasonable lead time to meet increased demand. Atrix will use commercially reasonable efforts to meet any increase in demand in excess of the allowed adjustment, but will not be obligated to do so; provided, however, notwithstanding anything to the contrary in this Section 8.07, Atrix shall be obligated to [**]. All forecasts will be made by Sanofi-Synthelabo to Atrix in good faith based upon standard commercial parameters. From time to time after the Effective Date, the Parties shall consider whether, in light of market demand, manufacturing capacity, inventory levels and other pertinent factors, to revise the schedule for delivery of forecasts and, if appropriate, negotiate in good faith to revise such schedule.

          (d) The Launch Quantity of the Product when delivered to the common carrier shall not have an expiration date of less than fifteen (15) months from the date of such delivery, provided (a) Product other than the Launch Quantity shall not have an expiration date of less than twenty four (24) months once real time stability data is

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     submitted by Atrix to the FDA, and/or (b) as the Parties may otherwise agree in writing on a case by case basis.

     Section 8.08. DEMONSTRATION SAMPLES. Pursuant to the provisions of Section
8.07 above, Atrix shall supply to Sanofi-Synthelabo such quantities of Demonstration Samples as Sanofi-Synthelabo may reasonably request to be used solely for training purposes (and not for sale), and not for human use, for so long as Sanofi-Synthelabo retains a License pursuant to Sections 3.02 and 3.03 in the specific country in the Territory. Demonstration Samples shall be sold by Atrix to Sanofi-Synthelabo at the Atrix Manufacturing Cost for such Demonstration Samples. Sanofi-Synthelabo shall not use the Demonstration Samples for any purpose other than as set forth in this Section 8.08.

                                   ARTICLE IX

                       WARRANTY, REJECTION AND INSPECTIONS

     Section 9.01. ATRIX WARRANTY. Atrix represents and warrants to Sanofi-Synthelabo that (i) the Product delivered pursuant to this Agreement shall comply with the Specifications; (ii) is not adulterated or misbranded under Applicable Laws; and (iii) at the time of Manufacture and delivery to Sanofi-Synthelabo the Product will be, and is, free from any defects, liens and encumbrances and Sanofi-Synthelabo shall receive good and marketable title to the Product.

     EXCEPT AS OTHERWISE SET FORTH HEREIN, ATRIX MAKES NO OTHER WARRANTIES OF ANY OTHER KIND, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE PRODUCT AND DEMONSTRATION SAMPLES FOR ANY PURPOSE, AND ATRIX EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES WITH RESPECT TO THE PRODUCT AND DEMONSTRATION SAMPLES, EITHER EXPRESSED OR IMPLIED.

     Section 9.02. REJECTION OF PRODUCT FOR FAILURE TO CONFORM TO SPECIFICATIONS. Sanofi-Synthelabo shall have thirty (30) days after the receipt of any Shipment to determine conformity of the Shipment to the Specifications and/or Applicable Laws. If testing of such Shipment shows a failure of the Shipment to meet the Specifications and/or Applicable Laws, Sanofi-Synthelabo may return the entire Shipment, or any portion thereof, to Atrix at Atrix's expense within a reasonable time following the above described testing, provided that notice of non-conformity is received by Atrix from Sanofi-Synthelabo within forty (40) days of Sanofi-Synthelabo's receipt of said Shipment. Atrix shall have the option to provide to Sanofi-Synthelabo, within thirty (30) days after such notice is received by it, Product that meets the Specifications and Applicable Laws or to promptly provide Sanofi-Synthelabo with full credit for the Purchase Price paid by Sanofi-Synthelabo for the returned Product. In either case the cost of freight and handling to return or replace the goods shall be at the expense of Atrix. If Sanofi-Synthelabo does not notify Atrix of the non-conformity of the Product within forty (40) days of receipt of said Shipment, the Product shall be deemed to meet the Specifications, the Packaging Specifications and Applicable Laws. Notwithstanding anything in this Agreement to the contrary, the Parties may agree to a return of the Product or an adjustment in the Purchase Price in the event of any failure or defect in the Product. Should there be a discrepancy between Sanofi-Synthelabo's test results and the results of testing performed by Atrix, such discrepancies shall be finally resolved by testing performed by an independent Third Party mutually agreed upon by Sanofi-Synthelabo and Atrix.


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

The costs of such testing shall be borne by the Party against whom the discrepancy is resolved. In the event Product has been previously returned to Atrix and an independent Third Party determines that the Product meets the Specifications, Sanofi-Synthelabo shall be responsible for all costs associated with the return.

     Section 9.03. SANOFI-SYNTHELABO INSPECTIONS. Atrix shall upon reasonable (but not less than ten (10) days) prior written notice by Sanofi-Synthelabo and during normal business hours, allow Sanofi-Synthelabo and cause any sub-contractors and the Second Source to allow Sanofi-Synthelabo, to inspect and audit Atrix's facilities, the facilities of Atrix's sub-contractors and the facilities of the Second Source used to Manufacture the Product and the Demonstration Samples, twice annually, to confirm that the facilities and the equipment, personnel and operating and testing procedures used by Atrix, Atrix's subcontractor(s) and the Second Source in the Manufacture, testing, storage and distribution of the Product are in compliance with Applicable Laws and the Governmental Approvals; provided that such inspection does not interfere with Atrix's, Atrix's sub-contractor(s)' and the Second Source's normal operations or cause Atrix, Atrix's sub-contractor(s) and the Second Source to violate or be in breach of any confidentiality agreements with any Third Party.

                                    ARTICLE X

                              REGULATORY COMPLIANCE

     Section 10.01. MARKETING AUTHORIZATION HOLDER. Unless otherwise required by Applicable Laws, Atrix shall be the holder of all Marketing Authorizations for each country in the Territory; provided, however, that Sanofi-Synthelabo shall hold the Canadian Marketing Authorization. Atrix will own and maintain the Marketing Authorizations (other than the Canadian Marketing Authorization which shall be the responsibility of Sanofi-Synthelabo) during the term of this Agreement. Each Party agrees that neither it nor its Affiliates will do anything to adversely affect a Marketing Authorization.

     Section 10.02. MAINTENANCE OF MARKETING AUTHORIZATIONS. Atrix agrees to maintain the Marketing Authorizations throughout the term of this Agreement, including obtaining any variations or renewals thereof, and Sanofi-Synthelabo agrees to reimburse Atrix for [**] of all of Atrix's out-of-pocket expenses incurred in connection with maintaining the Marketing Authorizations within thirty (30) days after Atrix submits its invoice and appropriate documentation to Sanofi-Synthelabo for [**] of such expenses.

     Section 10.03. INTERACTION WITH COMPETENT AUTHORITIES.

          (a) After execution of this Agreement, each Party shall provide to the other Party a copy of any significant correspondence regarding the Product in the Territory that it submits to or receives from Competent Authorities, within ten (10) days of submission or receipt, as the case may be. Within five (5) days after receipt of an Approval Letter for the Product in the Territory, Atrix will notify the appropriate Competent Authorities in

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     writing that Sanofi-Synthelabo will be the contact for all communications with the Competent Authorities concerning the Product in the Territory, except for those issues relating to CMC.

          (b) Within five (5) days after Atrix notifies Sanofi-Synthelabo of receipt by Atrix of an Approval Letter for the Product in the Territory, Sanofi-Synthelabo will notify the appropriate Competent Authorities in writing that Sanofi-Synthelabo is accepting the transfer from Atrix described in Section 10.03(a), and assuming responsibility for all communications with the Competent Authorities concerning the Product in the Territory, except for those issues relating to CMC. Sanofi-Synthelabo shall provide Atrix with a copy of any significant correspondence regarding the Product that it submits to or receives from the Competent Authorities, within ten (10) days prior to the date of submission or within ten (10) days from receipt, as the case may be.

     Section 10.04. ADVERSE DRUG EVENT REPORTING AND PHASE IV SURVEILLANCE.

          (a) Each Party shall advise the other Party, by telephone or facsimile, within twenty-four (24) hours after a Party becomes aware of any potentially serious or unexpected adverse event (including adverse drug experiences, as defined in 21 C.F.R. Section 314.80 or other applicable Regulations) (an "ADE") involving the Product or the Demonstration Samples. Such advising Party shall provide the other Party with a written report delivered by confirmed facsimile of any adverse reaction, stating the full facts known to such Party, including but not limited to customer name, address, telephone number, batch, lot and serial numbers, and other information as required by Applicable Laws. For so long as Sanofi-Synthelabo has an exclusive license to market, promote and sell the Product in the Territory for use in the Field, Sanofi-Synthelabo shall have full responsibility for (i) monitoring such adverse reactions; and (ii) data collection activities that occur between Sanofi-Synthelabo and the patient or medical professional, as appropriate, including any follow-up inquiries which Sanofi-Synthelabo deems necessary or appropriate. Sanofi-Synthelabo shall make any necessary reports to the Competent Authorities, with a complete copy provided to Atrix at the same time the report is made by Sanofi-Synthelabo to the Competent Authorities.

          If Atrix exercises its right to co-market as set forth in Section
     13.01 then upon the occurrence of an ADE the Parties shall promptly meet, in person or by telephone, as appropriate, to discuss and determine how to mutually handle and resolve any issues relating to or arising from any such ADE.

          (b) In the event either Party requires information regarding adverse drug events with respect to reports required to be filed by it in order to comply with Applicable Laws, including obligations to report ADEs to the Competent Authorities, each Party agrees to provide such information to the other on a timely basis.

          (c) The Parties agree to follow Sanofi-Synthelabo's standard operating procedure for reporting and identifying adverse drug reactions (the "SOP") a copy of which is attached hereto as Exhibit F. In the event the SOP is modified or amended during the term of this Agreement, Sanofi-Synthelabo shall provide Atrix with copies of any such modification or amendment to the SOP for Atrix's prior approval, which will


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

     not be unreasonably withheld, conditioned or delayed, at least five (5) business days prior to such amendment taking effect. Sanofi-Synthelabo shall designate a qualified person under Applicable Laws to be responsible for ADE reporting in each country in the Territory. In the event Atrix requires information regarding adverse drug events with respect to reports required to be filed by Atrix in order to comply with Applicable Laws, Sanofi-Synthelabo agrees to provide such information to Atrix on a basis sufficient to allow Atrix to timely comply with Applicable Laws.

          (d) If the report of an ADE causes a Competent Authority to request labeling revision as a result of an ADE or that a Phase IV surveillance program be conducted, then the Parties shall promptly enter into discussions and shall mutually agree on all of the material terms and conditions of such labeling revision or Phase IV surveillance program; provided, however the costs of such labeling revision or Phase IV surveillance program shall be borne [**]. Atrix shall have the authority to make the final decision with regard to any labeling revisions. Atrix agrees that should Applicable Laws require that any such interim data and results from such Phase IV surveillance programs be prepared in written form, Atrix shall comply with such requirements and provide all such information in writing to Sanofi-Synthelabo and the Competent Authorities in accordance with Applicable Laws. Atrix further agrees that Sanofi-Synthelabo shall have the right to incorporate, refer to and cross-reference such results and underlying data in any regulatory filing or any other filing or requirement Sanofi-Synthelabo is required to undertake with respect to the Product.

     Section 10.05. POST - FIRST COMMERCIAL SALE TESTING AND REPORTING. If, after the date of First Commercial Sale in any country in the Territory, adverse events or other issues arise with respect to the safety or efficacy of the Product which jeopardizes the Product's performance or are deemed by the Parties to potentially limit its approved indications, the Parties shall consult with each other with respect to such events or other issues. If the Parties determine that the situation requires clinical testing after First Commercial Sale in any country in the Territory, modifications to any Marketing Authorization or other communication with any Competent Authority or entity, Atrix shall design and the Parties shall implement any such testing, modifications or communication as shall be agreed upon by the Parties, and the costs shall be borne [**].

     Section 10.06. ASSISTANCE. Each Party shall provide reasonable assistance to the other at the other's request, in connection with their obligations pursuant to this Article X, subject to reimbursement of all of its out-of-pocket costs by the requesting Party.

     Section 10.07. COMPLIANCE. Sanofi-Synthelabo and Atrix shall comply with all Applicable Laws within the Territory as set forth in this Agreement, including the provision of information by Sanofi-Synthelabo and Atrix to each other necessary for Atrix and Sanofi-Synthelabo to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, the FDA, or other applicable Competent Authorities, which relate to or may impact the Product

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or the Manufacture of the Product or the sales and marketing of the Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by the FDA or other Competent Authorities.

                                   ARTICLE XI

                             PATENTS AND TRADEMARKS

     Section 11.01. MAINTENANCE OF PATENTS OR MARKS. Atrix shall, at Atrix's expense, maintain and protect the Atrigel(R) Patent Rights and the Marks in all countries in the Territory; provided however, that upon written request by Atrix, Sanofi-Synthelabo shall, at no cost or expense to Sanofi-Synthelabo, provide such assistance as may be necessary to enable Atrix to comply with the administrative formalities necessary to maintain any Atrigel(R) Patent Rights or the Marks.

     Section 11.02. COOPERATION. Sanofi-Synthelabo shall make available to Atrix or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable Atrix to file, prosecute and maintain patent applications for a period of time sufficient for Atrix to obtain the assistance it needs from such personnel. Where appropriate, Sanofi-Synthelabo shall sign or cause to have signed all documents relating to said patent or patent applications at no charge to Atrix.

     Section 11.03. ATRIX TO PROSECUTE INFRINGEMENT. During the Term, each Party shall give prompt notice to the other of any Third Party act which may infringe the Atrigel(R) Patent Rights or the Marks and shall cooperate with each other to terminate such infringement without litigation. Atrix shall, at its sole expense, prosecute the judicial or administrative proceedings against such Third Party infringement. Sanofi-Synthelabo shall provide such assistance and cooperation to Atrix as may be necessary to successfully prosecute any action against Third Party infringement at Atrix's expense and may deduct the expenses thereof from any amounts payable to Atrix under this Agreement.

     In the event Atrix fails to institute proceedings against any Third Party infringement of the Atrigel(R) Patent Rights and/or the Marks within ninety (90) days after notice given by either Party to the other of said Third Party infringement, Sanofi-Synthelabo may take such action as it deems appropriate, including without limitation, the filing of a lawsuit against such Third Party. In such event Atrix will provide such assistance and cooperation to Sanofi-Synthelabo as may be necessary, at Sanofi-Synthelabo's expense, and Sanofi-Synthelabo may deduct all costs and expenses of such actions against any amount payable to Atrix under this Agreement and retain all amounts awarded in such action. Sanofi-Synthelabo may settle any such claim so long as the terms of such settlement do not impair Atrix's rights hereunder or Atrix's rights in the Atrigel(R) Technology. In the event that either Party fails to terminate any Third Party infringement as a consequence of a final determination by a court of competent jurisdiction that all or any portion of the patent claims covering the Product are invalid or unenforceable, then if such infringement results in a Third Party selling a product that competes with the Product, then Sanofi-Synthelabo's obligation to pay royalties provided for in this Agreement in respect of Net Sales of the Product in the affected country in the Territory shall be reduced by the percentage by which sales of the Product by Sanofi-Synthelabo in the affected country in the Territory decrease as a result of the Third Party's sales of the competing product in the affected country in the Territory.


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

     Section 11.04. INFRINGEMENT CLAIMED BY THIRD PARTIES. In the event a Third Party commences, or threatens to commence, a judicial or administrative proceeding against a Party to this Agreement and such proceeding pertains to a patent or Mark, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party. Atrix shall, at its sole cost and expense, defend any and all such claims or proceedings and shall indemnify and hold harmless Sanofi-Synthelabo from any and all liabilities, costs and expenses, including, without limitation, attorneys' fees, incurred with respect to any such claim or proceeding and Sanofi-Synthelabo shall provide such assistance and cooperation to Atrix as may be necessary to successfully defend any such claim or proceeding.

                                   ARTICLE XII

                                 CONFIDENTIALITY

     Section 12.01. CONFIDENTIALITY. During the Term and for a period of [**] thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party and shall use commercially reasonable efforts to obtain confidential treatment of any such information required to be disclosed), or (c) to its Affiliates, employees, agents, consultants and other representatives to accomplish the purposes of this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the other Party's Confidential Information. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

     Section 12.02. DISCLOSURE OF AGREEMENT. Neither Party shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except for the disclosure by a Party of the terms of this Agreement to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party; provided such Party uses reasonable efforts to obtain a signed confidentiality agreement with any such financial institution with respect to such information on terms substantially similar to those contained in this Article XII and except as provided in Section 20.11. Nothing contained in this paragraph shall prohibit either Party from filing this Agreement as required by the rules and regulations of the Securities and Exchange Commission, national securities exchanges or the Nasdaq Stock Market; provided the disclosing Party discloses only the minimum information required to be disclosed in order to comply with such requirements, including requesting confidential treatment of this Agreement (after consultation with the other Party) and filing this Agreement in redacted form.

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                                  ARTICLE XIII

                          ATRIX'S OPTION TO MARKET THE
                       PRODUCT UNDER CERTAIN CIRCUMSTANCES

     Section 13.01. CO-MARKETING RIGHTS. If Sanofi-Synthelabo should fail to achieve, through no fault of Atrix, at least a [**], then, and in such event only, Atrix shall have the right and option, exercisable in its sole discretion, by written notice to that effect delivered by Atrix to Sanofi-Synthelabo within sixty (60) days after said event occurs, to co-market the Product in the United States, either by itself, using a Third Party or in conjunction with a Third Party. If Atrix exercises its right to co-market the Product in the United States the following shall occur: (i) Sanofi-Synthelabo shall grant Atrix an exclusive sublicense of its rights under this Agreement (and no other Sanofi-Synthelabo proprietary or intellectual property rights) with the right to sub-license, to market, advertise, promote, distribute, offer for sale, sell and import the Product in the United States; (ii) Atrix will be solely responsible for its expenses related to marketing the Product in the United States and Atrix will retain all revenues from Product that it sells in the United States; (iii) Atrix and/or its sublicensee shall only be entitled to market one additional brand of the Product and Atrix and/or its sublicensee shall market the Product using a different trademark than the Mark and (iv) the Advisory Board will be deemed to be automatically dissolved as of the date Atrix exercises its right to co-market the Product.

                                   ARTICLE XIV

                         REPRESENTATIONS AND WARRANTIES

     Section 14.01. CORPORATE POWER. As of the date of this Agreement and as of the Effective Date, each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state of its incorporation and has full power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out the provisions hereof.

     Section 14.02. DUE AUTHORIZATION. As of the date of this Agreement and as of the Effective Date, each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

     Section 14.03. BINDING OBLIGATION. As of the date of this Agreement and as of the Effective Date, each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the date of this Agreement and as of the Effective Date, the execution, delivery and performance of this Agreement by such Party does not conflict with any

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agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

     Section 14.04. OWNERSHIP OF ATRIGEL(R) PATENT RIGHTS. As of the date of this Agreement and as of the Effective Date, Atrix represents and warrants that
(a) it is the sole owner of all right, title and interest in and to the Atrigel(R) Patent Rights and the Marks, (b) it has not granted any license under the Atrigel(R) Patent Rights or the Marks for any Product in the Territory for use in the Field to any Third Party and is under no obligation to grant any such license, except to Sanofi-Synthelabo, and (c) there are no outstanding liens, encumbrances, agreements or understanding of any kind, either written, oral or implied, regarding either the Atrigel(R) Patent Rights or the Marks which are inconsistent or in conflict with this Agreement.

     Section 14.05. PATENT PROCEEDINGS. As of the date of this Agreement and as of the Effective Date, Atrix represents and warrants that, to the best of its knowledge, (a) no patent or patent application within the Atrigel(R) Patent Rights is the subject of any pending interference, opposition, cancellation or other protest proceeding, and (b) the Atrigel(R) Technology does not infringe the published intellectual property rights of any Third Party.

     Section 14.06. LEGAL PROCEEDINGS. As of the date of this Agreement and as the Effective Date, each Party hereby represents and warrants to the other Party that there is no action, suit or proceeding pending against or affecting, or, to the knowledge of either Party, threatened against or affecting that Party, or any of its assets, before any court or arbitrator or any governmental body, agency or official that would, if decided against either Party, have a material adverse impact on the business, properties, assets, liabilities or financial condition of that Party (that are not already reflected in that Party's respective financial statements) and which would have a material adverse effect on that Party's ability to consummate the transactions contemplated by this Agreement.

     Section 14.07. ATRIX'S MANUFACTURING FACILITY. As of the date of this Agreement and as of the Effective Date, Atrix represents and warrants to Sanofi-Synthelabo that Atrix's manufacturing facility is capable of manufacturing [**].

     Section 14.08. LIMITATION ON WARRANTIES. Except as expressly set forth in this Agreement, nothing herein shall be construed as a representation or warranty by Atrix to Sanofi-Synthelabo that the Atrigel(R) Technology is not infringed by any Third Party, or that the practice of such rights does not infringe any published intellectual property rights of any Third Party. Neither Party makes any warranties, express or implied, concerning the success of the Development Program or the commercial utility of the Product.

     Section 14.09. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

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                                   ARTICLE XV

                                 INDEMNIFICATION

     Section 15.01. SANOFI-SYNTHELABO INDEMNIFIED BY ATRIX. Atrix shall indemnify and hold Sanofi-Synthelabo, its Affiliates, and their respective employees, directors and officers, harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses (including attorneys' fees) (any or all of the foregoing herein referred to as "Loss") insofar as a Loss or actions in respect thereof, whether existing or occurring prior to, on or subsequent to the Effective Date, arises out of or is based upon
(a) any misrepresentation (or alleged misrepresentation) or breach (or alleged breach) of any of the warranties, covenants or agreements made by Atrix in this Agreement; (b) the manufacturing of any Product or Demonstration Samples; (c) any claims that the Product (as a result of the use of Atrigel(R) Technology therein) or its Manufacture (as a result of the use of Atrigel(R) Technology therein), use or sale infringes the patent, trademark or proprietary right of a Third Party or (d) if Atrix exercises its rights to co-market the Product under
Article XIII, Atrix's, or its sublicensee's, marketing, sale, distribution or promotion of the Product.

     Section 15.02. ATRIX INDEMNIFIED BY SANOFI-SYNTHELABO. Sanofi-Synthelabo shall indemnify and hold Atrix, its Affiliates, and their respective employees, directors and officers, harmless from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Effective Date, whether existing or occurring prior to, on or subsequent to the date hereof, arises out of or is based upon (a) any misrepresentation (or alleged misrepresentation) or breach (or alleged breach) of any of the warranties, covenants or agreements made by Sanofi-Synthelabo in this Agreement; (b) Sanofi-Synthelabo's use of the Marks or the Marketing Authorizations in the marketing, sale, distribution or promotion of the Product or the Demonstration Samples; (c) Sanofi-Synthelabo's marketing, sale, distribution or promotion of the Product or the Demonstration Samples or (d) the use of Sanofi-Synthelabo's name and trademark in the packaging and labeling of the Product and in the marketing, sale, distribution or promotion of the Product or the Demonstration Samples.

     Section 15.03. PROMPT NOTICE REQUIRED. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the indemnitee (the "Indemnitee") to the persons against whom indemnification may be sought (the "Indemnitor") as soon as reasonably practicable after such Indemnitee becomes aware of such claim, provided that the failure to notify the Indemnitor shall not relieve it from any liability which it may have to the Indemnitee otherwise than under this Article
XV. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Loss and shall specify the amount of Loss and relevant details thereof. The Indemnitor shall notify Indemnitee no later than sixty (60) days from such notice of its intention to assume the defense of any such claim. In the event the Indemnitor fails to give such notice within that time the Indemnitor shall no longer be entitled to assume such defense.

     Section 15.04. INDEMNITOR MAY SETTLE. The Indemnitor shall at its expense, have the right to settle and defend, through counsel reasonably satisfactory to the Indemnitee, any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Loss in question and any successor thereto shall permit the Indemnitor full and free access to its books and records and otherwise fully cooperate with the


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Indemnitor in connection with such action; provided that this Indemnitee shall have the right fully to participate in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Loss in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnitee without the consent of the Indemnitee provided that the terms thereof: (a) provide for the unconditional release of the Indemnitee; (b) require the payment of compensatory monetary damages by Indemnitor only; and (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the claim being settled. No Indemnitee shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor's expense, and defend, settle or otherwise dispose of such action. With respect to any such action which the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Loss (including counsel fees and other expenses of defense).

                                   ARTICLE XVI

                                    COVENANTS

     Section 16.01. COVENANT NOT TO LAUNCH COMPETITIVE PRODUCT.

          (a) Sanofi-Synthelabo hereby covenants and shall cause its Affiliates to agree not to out-license, commercialize, market, sell, distribute or have marketed, have sold or have distributed any Competitive Product in any country in the Territory in which Sanofi-Synthelabo retains a license granted by Atrix under Article III during the Term. Notwithstanding the foregoing, if Sanofi-Synthelabo or any Affiliate acquires an entity or all or substantially all of the assets of an entity and such entity distributes a Competitive Product or such assets include a Competitive Product, Sanofi-Synthelabo or such Affiliate shall have one hundred and eighty (180) days in which to divest itself of such Competitive Product or to otherwise cease marketing, sales and distribution of such Competitive Product, and Sanofi-Synthelabo shall not be in breach of this Section 16.01 if it or the Affiliate, as the case may be, so divests or ceases marketing, sales and distribution within such one hundred and eighty (180) day period;

          (b) All of the covenants in this Section 16.01 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of either Party, its designee or its Affiliates against the other Party, whether predicated on this Agreement or otherwise, shall not constitute a defense to an action by the Party who is not in breach of this Section 16.01 to enforce such covenants against the other Party;


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          (c) The Parties hereby agree that the covenants set forth in this
     Section 16.01 are a material and substantial part of the transactions contemplated by this Agreement; and

          (d) Because of the difficulty of measuring economic losses to Atrix as a result of a breach of the restrictive covenants set forth in this Section 16.01, and because of the immediate and irreparable damage that would be caused to Atrix for which monetary damages would not be a sufficient remedy, the Parties agree that Atrix will be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against Sanofi-Synthelabo. This Section 16.01 shall not limit any other legal or equitable remedies that Atrix may have against Sanofi-Synthelabo for violation of the restrictions of this Section 16.01. The Parties agree that Atrix shall have the right to seek relief for any violation or threatened violation of this Section 16.01 by Sanofi-Synthelabo from any court of competent jurisdiction in any jurisdiction authorized to grant the relief necessary to prohibit the violation or threatened violation of this Section
     16.01. This Section shall apply with equal force to Sanofi-Synthelabo's Affiliates, if any of them is the holder of the Marketing Authorization at the time the violation or threatened violation of this Section 16.01 takes place.

     Section 16.02. LIMITATION TO THE TERRITORY. Sanofi-Synthelabo covenants and agrees that it will not, nor shall it permit its Affiliates, without the prior written authorization of Atrix to: (i) promote or actively solicit sale of the Product or advertise the Product, outside of the Territory; (ii) purchase or cause to be purchased Product which Sanofi-Synthelabo has represented, directly or indirectly, as being for the purpose of sale in a specific country in the Territory for sale in any other country in the Territory; (iii) contact any of Atrix's suppliers or vendors of the Product or components relating to the Product; (iv) contact the Competent Authorities or other entity about the Product, except as required by Applicable Laws or as may be necessary or appropriate to carry out its obligations hereunder; and (v) knowingly sell or distribute for resale the Product purchased hereunder to a Third Party who intends to sell outside of the Territory.

     Section 16.03. ACCESS TO BOOKS AND RECORDS. Sanofi-Synthelabo covenants and agrees that it shall permit Atrix, at Atrix's expense and during normal business hours, to exercise the inspection rights granted to Atrix by Sanofi-Synthelabo under Section 4.05(d).

     Section 16.04. A&S SPENDING LEVELS. Sanofi-Synthelabo covenants and agrees that during the first [**] following the first commercial shipment of the Product [**], Sanofi-Synthelabo's annual A&S spending levels in each country in the Territory, on a country by country basis, shall be at least [**], not to exceed [**] in the aggregate. Sanofi-Synthelabo further covenants and agrees that after such [**] Period, Sanofi-Synthelabo shall maintain annual A&S spending levels [**].

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     Section 16.05. MARKETING EXPENSES. Sanofi-Synthelabo covenants and agrees that except as provided in Section 6.01(g), Sanofi-Synthelabo shall be solely responsible for the cost and implementation of all marketing, sales, promotional and related activities concerning the marketing, sale and promotion of the Product.

     Section 16.06. COMPLIANCE. Sanofi-Synthelabo covenants and agrees that it will assume all responsibility for selling and distributing the Product and the Demonstration Samples, as applicable, including obtaining all necessary permits and licenses, and any other requirements relating to the import, sale and distribution of the Product and the Demonstration Samples, as applicable, imposed by Applicable Law, other than Governmental Approvals and Marketing Authorizations, and Sanofi-Synthelabo shall comply with all Applicable Laws affecting the use, possession, distribution, advertising and all forms of promotion in connection with the sale and distribution of the Product and the Demonstration Samples in the Territory.

     Section 16.07. PROTECTION OF THE MARKS. Sanofi-Synthelabo covenants and agrees that neither Sanofi-Synthelabo nor its Affiliates shall publish, employ nor cooperate in the publication of, any misleading or deceptive advertising material with regard to Atrix or the Marks.

     Section 16.08. LAUNCH QUANTITIES. Each Party covenants and agrees to the other as follows:

          (a) that Atrix will provide Launch Quantity of the Product;

          (b) that Sanofi-Synthelabo will timely provide to Atrix its forecast of Sanofi-Synthelabo's requirement of Product, on a Product by Product basis, including Demonstration Samples, in order to enable Atrix to timely provide Launch Quantity of the Product to Sanofi-Synthelabo.

     Section 16.09. FURTHER ACTIONS. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from Competent Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this transaction under (A) the Securities Exchange Act of 1934, as amended and the Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable federal or state securities laws, (B) the HSR Act, and any other antitrust regulations and (C) any other Applicable Law. The Parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the other Party's counsel (subject to appropriate confidentiality restrictions) prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. Without limiting the generality of the foregoing, each Party shall take or omit to take such action as the other Party shall reasonably request to cause the Parties to obtain any material Governmental Approvals and/or the expiration of applicable waiting periods, provided that the


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foregoing shall not obligate either Party to take or to omit to take any action
(including, without limitation, the expenditure of funds or any holding separate and agreeing to sell or otherwise dispose of assets, categories of assets or businesses) as in the good faith opinion of such Party, would cause a material adverse effect on a Party.

                                  ARTICLE XVII

                                 PRODUCT RECALL

     Section 17.01. PRODUCT RECALLS OR WITHDRAWAL. If at any time or from time to time any Competent Authority of any country in the Territory requests either Party to recall the Product or if a voluntary recall is contemplated (a "Recall"), the Party to whom such request is made or the Party contemplating such Recall, as the case may be, shall immediately notify the other Party. Neither Party shall carry out a voluntary Recall without the prior written approval of the other Party which approval shall not be unreasonably withheld, conditioned or delayed by either Party. Any Recall shall be carried out by Sanofi-Synthelabo in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of the Product and the goodwill and reputation of the Parties. Sanofi-Synthelabo shall in all events be responsible for conducting any Recalls, market withdrawals or corrections with respect to the Product. Sanofi-Synthelabo shall maintain records of all sales and distribution of Product and customers sufficient to adequately administer a Recall, market withdrawal or correction for the period required by Applicable Law.

     Section 17.02. RECALL COSTS. Sanofi-Synthelabo shall be responsible for conducting any Recall and the cost and expense of a Recall shall be allocated as follows:

          (a) if such Recall is a voluntary Recall or shall be due to tampering or other cause, other than a manufacturer's defect, but not due to the negligence or misconduct of the Parties, or the breach by a Party of its warranties or obligations hereunder, then Sanofi-Synthelabo and Atrix shall [**] of the costs and expenses incurred by Sanofi-Synthelabo in connection with such Recall, including, without limitation, all product credits and returns, freight and shipping costs and product disposal expenses. In such event, Atrix agrees to pay Sanofi-Synthelabo within ten (10) days after its receipt from Sanofi-Synthelabo of any invoice(s) assessing Atrix [**] of these said costs, as listed above;

          (b) if such Recall shall be due to manufacturer's defect or the negligence or the breach by Atrix of its warranties or obligations hereunder or the misconduct of Atrix, all such costs and expenses shall be borne and paid solely by Atrix and Atrix will reimburse Sanofi-Synthelabo for any such costs and expenses paid by Sanofi-Synthelabo within ten (10) days of receipt of an invoice for such costs and expenses from Sanofi-Synthelabo, and if not so paid Sanofi-Synthelabo shall have the right to offset such amounts against amounts otherwise due by Sanofi-Synthelabo to Atrix hereunder; and

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          (c) if such Recall is due to the negligence or the breach by
     Sanofi-Synthelabo of its warranties or obligations hereunder or the misconduct of Sanofi-Synthelabo, all such costs and expenses shall be borne and paid solely by Sanofi-Synthelabo and Sanofi-Synthelabo will reimburse Atrix for any such costs and expenses paid by Atrix within thirty (30) days of receipt of an invoice and appropriate documentation for such costs and expenses from Atrix.

     Section 17.03. NOTIFICATION OF COMPLAINTS. Each Party agrees that throughout the Term of this Agreement, and with respect to all Product or Demonstration Samples supplied and purchased under this Agreement, after the termination of this Agreement, it will (i) notify the other Party immediately of all available information concerning any complaint product defect reports, and similar notices received by either Party with respect to the Product or Demonstration Samples, whether or not determined to be attributable to the Product or Demonstration Samples and (ii) with respect to an ADE, comply with the provisions of Section 10.04. Sanofi-Synthelabo, in consultation with Atrix, shall define and implement regulatory compliance procedures, including, without limitation, action plans and an SOP for product defect reporting and will handle all product complaints in the Territory. In connection with any such product complaint Atrix shall cooperate as reasonably requested by Sanofi-Synthelabo including performing any testing and follow-up investigations mutually agreed upon by the Parties.

     Section 17.04. NOTIFICATION OF THREATENED ACTION. Throughout the duration of this Agreement and with respect to all Product supplied and purchased under this Agreement, after the termination of this Agreement, each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a concerned Competent Authority which may affect the safety or efficacy claims of the Product or the continued marketing of the Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

                                  ARTICLE XVIII

                                    INSURANCE

     Section 18.01. INSURANCE. Each Party shall, at its sole cost and expense, obtain and keep in force comprehensive general liability insurance, including any applicable self-insurance coverage, with bodily injury, death and property damage limits of Five Million and 00/100 Dollars ($5,000,000.00) per occurrence and Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate, including contractual liability and product liability coverage. At such time, each Party shall furnish the other with a certificate of insurance signed by an authorized representative of such Party's insurance underwriter evidencing the insurance coverage required by this Agreement, showing that the other Party has been listed as an additional party insured on such policy, and providing for at least thirty (30) days prior written notice to the other Party of any cancellation, termination or reduction of such insurance coverage.


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                                   ARTICLE XIX

                          TERM; DEFAULT AND TERMINATION

     Section 19.01. TERM. This Agreement shall commence as of the Effective Date and shall expire on a country-by-country basis on the expiration of the last applicable Atrigel(R) Patent Right, or any other patents obtained by Atrix with regard to the Product, in such country (the "Term").

     Section 19.02. TERMINATION BY EITHER PARTY. This Agreement may be terminated and the other agreements contemplated hereunder may be terminated at any time prior to the Effective Date as follows:

          (a) by mutual written consent duly authorized by the boards of directors of each of Atrix and Sanofi-Synthelabo;

          (b) by either Atrix or Sanofi-Synthelabo, if the Effective Date shall not have occurred on or before February 28, 2001 solely as a result of the failure of the waiting period to have expired or the failure to obtain termination or approval under the HSR Act; provided further that the right to terminate shall not be available to any Party whose failure to fulfill its obligations hereunder shall have been the cause of, or shall have resulted in, the failure of the Agreement to be consummated by the applicable date.

     Section 19.03. TERMINATION BY EITHER PARTY FOR CAUSE. Either Party may terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following:

          (a) Upon or after the cessation of operations of the other Party or the bankruptcy, insolvency, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes or reconstruction or amalgamation); or

          (b) Upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within sixty (60) days after written notice thereof by the non-breaching Party.

     Section 19.04. TERMINATION BY ATRIX. Atrix may terminate this Agreement prior to the expiration of the Term with respect to any country in the Territory upon the occurrence of any of the following:

          (a) Upon the failure by Sanofi-Synthelabo to pay for fifteen (15) days from receipt of notice thereof from Atrix, a copy of which shall be sent to both Sanofi-Synthelabo's Chief Financial Officer and General Counsel pursuant to the terms of Section 20.08,: (i) any royalty payment, or portion thereof, pursuant to Section 4.02; (ii) any milestone payments, or portion thereof, pursuant to Section 4.03 or Section 4.04; or (iii) the Purchase Price due to Atrix under Section 8.01 of this Agreement; provided, however, that this subsection (a) shall not apply to any royalty payment, or portion thereof, pursuant to Section 4.02, which is the subject of a good faith dispute (a "Disputed Amount") between Sanofi-Synthelabo and Atrix. Further, Sanofi-Synthelabo shall pay interest on any Disputed Amount at a rate equal to the Prime Rate of Interest to


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

     begin accruing on a daily basis from the date such payment was due and continuing until such payment is received by Atrix. Any Disputed Amount shall be resolved by the Parties within ninety (90) days from the date Sanofi-Synthelabo notifies Atrix of a good faith dispute; provided however if the dispute cannot be resolved to the mutual satisfaction of the Parties within such ninety (90) day period then either Party may request that the dispute be submitted to the Chief Executive Officers of Atrix and Sanofi-Synthelabo, respectively, for joint resolution. If the dispute is not jointly resolved by the Parties' respective Chief Executive Officers within ten (10) days from submission to the Parties' respective Chief Executive Officers then Atrix shall be entitled to pursue any and all remedies at law available to it. In no event will the dispute resolution period exceed a maximum of one hundred (100) days unless otherwise agreed in writing by the Parties. Further, Sanofi-Synthelabo may in its discretion determine to pay any such Disputed Amount and in the event amounts are finally determined not to be due by Sanofi-Synthelabo, Atrix shall repay, without interest, such excess amounts determined not to be due; or

          (b) Upon the occurrence of any material misrepresentation or omission in any report required to be delivered by Sanofi-Synthelabo to Atrix by
     Section 4.05(a), which misrepresentation or omission is caused by Sanofi-Synthelabo's willful misconduct, gross negligence or bad faith.

     Section 19.05. TERMINATION BY SANOFI-SYNTHELABO. Sanofi-Synthelabo may terminate this Agreement prior to the expiration of the Term with respect to any country in the Territory upon an increase in the Atrix Manufacturing Cost over the Twelve Month Cost and the failure of Sanofi-Synthelabo and Atrix to reach mutual agreement on the Purchase Price of the Product.

     Section 19.06. REMEDIES. All of the non-breaching Party's remedies shall be cumulative, and the exercise of one remedy hereunder by the non-defaulting Party shall not be deemed to be an election of remedies.

     Section 19.07. EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement pursuant to Section 19.02, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Atrix or Sanofi-Synthelabo or any of their respective Affiliates, employees, directors and officers, and all rights and obligations of each Party hereto shall cease; provided, however, that nothing herein shall relieve any Party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (b) Subject to Section 19.07(d), upon termination of this Agreement by Atrix pursuant to Sections 19.03 or 19.04, (i) Sanofi-Synthelabo shall have no right to practice within the Atrigel(R) Patent Rights or use any of the Atrigel(R) Technology, (ii) all rights, title or interest in, or other incidents of ownership under, the Atrigel(R) Technology and the Marks shall revert to and become the sole property of Atrix, and (iii) Sanofi-Synthelabo shall reimburse Atrix for costs and expenses reasonably incurred or committed to by Atrix and for which Sanofi-Synthelabo is otherwise obligated to reimburse Atrix pursuant to this Agreement in connection with the activities performed by Atrix in accordance with the Development Program prior to the effective date of such termination.

          (c) Upon termination of this Agreement by Sanofi-Synthelabo pursuant to Section 19.03, the licenses granted under Sections 3.02 and 3.03 shall remain in effect so long as Sanofi-Synthelabo has not breached its obligations to Atrix under this Agreement as of the date of such termination.

          (d) Upon termination by Atrix under Sections 19.03 or 19.04 or by Sanofi-Synthelabo under Section 19.05, the following shall occur:

               (i) All applicable licenses granted to Sanofi-Synthelabo shall terminate immediately, including the rights granted to Sanofi-Synthelabo pursuant to Sections 3.02 and 3.03, and Sanofi-Synthelabo shall have no further rights to the Product subject to Sanofi-Synthelabo's option to sell off existing inventory of Product and distribute existing inventory of Demonstration Samples for six (6) months after the termination date under subsection (iii) hereof, and Sanofi-Synthelabo shall not, either directly or indirectly, use or permit the use of the same or of the documentation relating to the Product, except to sell off existing inventory under subsection (ii) hereof;

               (ii) Sanofi-Synthelabo, at its option, may sell off any existing inventory of Product and utilize the Demonstration Samples during a period not to exceed six (6) months following such termination. If Sanofi-Synthelabo chooses this option, Sanofi-Synthelabo shall:

                    (A) within thirty (30) days of issuance of a notice of
               termination by any Party, notify Atrix that it intends to sell off existing inventory of Product and utilize the Demonstration Samples as provided in this Agreement;

                    (B) continue to comply with its payment obligations to Atrix under Article IV;

                    (C) continue to sell off existing inventory of Product and utilize the Demonstration Samples for six (6) months after the notice of termination but at the expiration of the six (6) months, at Atrix's election, either (1) sell all existing inventory of Product and Demonstration Samples to Atrix or (2) destroy all remaining inventory of Product and Demonstration Samples in accordance with Applicable Law, providing Atrix with proof of destruction in writing sufficient to comply with Applicable Laws; provided that in either case, Atrix shall pay to Sanofi-Synthelabo, the full amount of the actual cost paid by Sanofi-Synthelabo to Atrix for such remaining inventory of Product and Demonstration Samples. If Sanofi-Synthelabo sells any inventory of Product or Demonstration Samples to Atrix pursuant to this subsection, it shall warrant that such inventory of Product and Demonstration Samples has been stored in compliance with all Applicable Laws, has not been adulterated and has otherwise been maintained according to the requirements of Applicable Laws and Marketing Authorizations;

                    (D) if Sanofi-Synthelabo notifies Atrix that
               Sanofi-Synthelabo does not intend to sell off any existing inventory of Product and utilize the Demonstration Samples, Sanofi-Synthelabo shall, at Atrix's election, either (1) sell all existing inventory of Product and Demonstration Samples to Atrix or (2) destroy all remaining inventory of Product and Demonstration Samples in accordance with Applicable Law, providing Atrix with proof of destruction in writing sufficient to comply with Applicable Laws; provided that in either case, Atrix shall pay to Sanofi-Synthelabo, the full amount of the actual cost paid by Sanofi-Synthelabo to Atrix, for such remaining inventory of Product and Demonstration Samples. If Sanofi-Synthelabo sells any inventory of Product or Demonstration Samples to Atrix pursuant to this subsection, it shall warrant that such inventory of Product and Demonstration Samples has been stored in compliance with all Applicable Laws, has not been adulterated and has otherwise been maintained according to requirements of Applicable Laws and Competent Authorities; and

                    (E) any sales of Product or Demonstration Samples made by
               Sanofi-Synthelabo to Atrix pursuant to this Section 19.07 shall be made by Sanofi-Synthelabo within thirty (30) days of the end of the time period specified by Section 19.07(d)(ii) and shall be shipped to Atrix appropriately packaged and stored. All transportation costs in connection with such sale, including without limitation, insurance, freight and duties, shall be shared equally by Sanofi-Synthelabo and Atrix. Amounts owed by Atrix to Sanofi-Synthelabo pursuant to this Section 19.07(d) for the Product or Demonstration Samples shall be paid by Atrix within ten (10) days after receipt by Atrix of an appropriately detailed invoice from Sanofi-Synthelabo for the amount so owing to it by Atrix under this subsection.

               (e) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 11.04, 14.07,
          14.08 and Articles XII, XV, XVII and XX shall survive expiration or termination of this Agreement; provided that in the case of Section 4.05(d), such rights and obligations shall survive for only one (1) year after termination or expiration.

               (f) Within thirty (30) days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party's request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party.

                                   ARTICLE XX

                                  MISCELLANEOUS

     Section 20.01. NO-SOLICITATION. During the Term of this Agreement, neither Party nor its Affiliates (collectively, the "Initiating Group") shall, directly or through its representatives, solicit for employment or hire any officer, director, employee or consultant of the other Party or its subsidiaries or controlled Affiliates (collectively, the "Other Group") with whom the Initiating Group has contact in connection with, or who otherwise is known by the Initiating Group to participate in, the transactions contemplated by this Agreement. The Initiating Group shall not be precluded from hiring any such person who has been terminated by the Other Group prior to commencement of employment discussions between such person and the Initiating Group or its representatives. "Solicitation" shall not include any generalized public advertisement or any other solicitation by the Initiating Group or its representatives that is not specifically directed toward any such employee of the Other Group or toward any group of such employees of the Other Group.

     Section 20.02. COMMERCIALLY REASONABLE EFFORTS. Each Party shall use commercially reasonable efforts to perform its responsibilities under this Agreement. As used herein, the term "commercially reasonable efforts" means, unless the Parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential within the relevant product lines of the Parties.

     Section 20.03. ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party's consent (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to another Party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate. Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

     Section 20.04. FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party, or for any other reason which is completely beyond the control of the Party (collectively a "Force Majeure"); provided that the Party whose performance is delayed or prevented shall continue to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable.

     Section 20.05. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, except that no conflict of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Agreement.

     Section 20.06. WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

     Section 20.07. SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 20.08. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram or recognized overnight delivery service to the parties at the following addresses or at such other addresses as, specified by the parties by like notice:

            IF TO ATRIX:   Atrix Laboratories, Inc.
                           2579 Midpoint Drive
                           Fort Collins, CO 80525
                           Attn: Charles P. Cox, Ph.D., M.B.A.
                           Vice President, New Business Development
                           Telephone: (970) 482-5868
                           Facsimile: (970) 482-9735

              COPIES TO:   Morrison & Foerster LLP
                           5200 Republic Plaza
                           370 17th Street
                           Denver, Colorado 80202-5638
                           Attn: Warren L. Troupe, Esq.
                           Telephone: (303) 592-2255
                           Facsimile: (303) 592-1510

IF TO SANOFI-SYNTHELABO:   Sanofi-Synthelabo Inc.
                           90 Park Avenue
                           New York, NY 10016
                           Attn: Gregory Irace
                           Vice President and Chief Financial Officer
                           Telephone: (212) 551-4000
                           Facsimile: (212) 551-4905

              COPIES TO:   Sanofi-Synthelabo Inc.
                           90 Park Avenue
                           New York, NY 10016
                           Attn: John Spinmato
                           Senior Vice President and General Counsel
                           Telephone: (212) 551-4306
                           Facsimile: (212) 551-4919

     Notice so given shall be deemed given and received (i) if by mail on the fourth (4th) day after posting; (ii) by cable, telegram, telex of personal delivery on the date of actual transmission or (as the case may be) personal or other delivery; and (iii) if by overnight courier, on the next business day following the day such notice is delivered to the courier service.

     Section 20.09. INDEPENDENT CONTRACTORS. It is expressly agreed that Atrix and Sanofi-Synthelabo shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither Atrix nor Sanofi-Synthelabo shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

     Section 20.10. RULES OF CONSTRUCTION. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter, and vice versa.

     Section 20.11. PUBLICITY. Sanofi-Synthelabo and Atrix shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, (a) that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NASDAQ or any stock exchange, or (b) if it has used reasonable efforts to consult with the other Party prior thereto, (such consent shall be deemed to have been given if the recipient of the press release or public statement fails to respond to the other Party within forty-eight (48) hours after the recipient's receipt of such press release or public statement). No such consent of the other Party shall be required to release information which has previously been made public.

     Section 20.12. ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

     Section 20.13. HEADINGS. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several articles hereof.

     Section 20.14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the date and year first above written.

ATRIX LABORATORIES, INC.,                 SANOFI-SYNTHELABO INC.
a Delaware corporation                    a Delaware corporation


By: /s/ David R. Bethune                  By: /s/ Ed Proctor
    -----------------------------------       ----------------------------------
Name: David R. Bethune                    Name: Ed Proctor
Title: Chairman and Chief Executive       Title: President & CEO
       Officer


                                          By: /s/ Gregory Irace
                                              ----------------------------------
                                          Name: Gregory Irace
                                          Title: Vice President and Chief
                                                 Financial Officer

                                    EXHIBIT A

                            ATRIGEL(R) PATENT RIGHTS

                                      [**]

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                                       A-1

                                    EXHIBIT B

                        FORM OF CERTIFICATE OF COMPLIANCE

     Issue Date: _______________________

                            CERTIFICATE OF COMPLIANCE

     FOR ______________________________________________________________

     CUSTOMER _________________________________________________________

     LOT NUMBER _______________________________________________________

     FILL DATE ______________________ PREP/EX DATE ____________________

     DOSAGE ___________________________________________________________

     QUANTITY OF RELEASABLE VIALS _____________________________________

     The batch production record for this product has been reviewed for accuracy, completeness, and compliance with established written standard procedures and in accordance with cGMP requirements. Any deviations/abnormal occurrences from the aforementioned requirements have been appropriately documented, reviewed, and approved.

     Reviewed By: ___________________________________
                  Batch Record Auditor

     Date: ___________________

     Approved By: ______________________________________________________________
                  Acting Supervisor Manager, Documentation

     Date: ___________________

     cc: All Customers

                                    EXHIBIT C

                                 SPECIFICATIONS

                                 (see attached)

                                      [**]

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                                       C-1

                                    EXHIBIT D

                            STOCK PURCHASE AGREEMENT

  (see Exhibit 99.2 of  Form 8-K filed with SEC on February 23, 2001 by Atrix
                              Laboratories, Inc.)

                                    EXHIBIT E

                               DEVELOPMENT PROGRAM

                                 (see attached)

                                      [**]

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                                       E-1

                                    EXHIBIT F

                             SANOFI-SYNTHELABO'S SOP

                                 (see attached)

                                      [**]

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                                       F-1

                                    EXHIBIT G

                                SIX MONTH PRODUCT

                               DEVELOPMENT PROGRAM

                                 (see attached)

                                      [**]

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                                       G-1

                  CONFIDENTIAL TREATMENT REQUESTED BY QLT INC.

                          FIRST AMENDMENT TO AGREEMENT

     This First Amendment to Collaboration, License and Supply agreement (this "First Amendment"), is made by and between Atrix Laboratories, Inc., a Delaware corporation having offices at 2579 Midpoint Drive, Fort Collins, CO, 80525-4417 ("Atrix"), and Sanofi-Synthelabo Inc., a Delaware corporation having offices at 90 Park Avenue, New York, NY, 10016 ("Sanofi-Synthelabo") as of this 21st day of December, 2001. Atrix and Sanofi-Synthelabo are sometimes referred to collectively herein as the "Parties" or singly as a "Party."

     WHEREAS, the Parties entered into that certain Collaboration, License and Supply Agreement dated as of December 8, 2000 (the "Agreement"); and

     WHEREAS, pursuant to Sections 2.02(b) and 4.04 of the Agreement, Sanofi-Synthelabo desires to engage Atrix to proceed with the development of the Six Month Product pursuant to the terms set forth in the Agreement as amended by this First Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Agreement and as hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1. Section 2.02(b) of the Agreement is hereby amended in its entirety to read as follows:

          "(b) Six Month Product. Sanofi-Synthelabo elects to have Atrix develop the Six Month Product in accordance with Exhibits G and H. Sanofi-Synthelabo shall be [**] incurred (A) in developing the Six Month Product; and (B) in obtaining the Marketing Authorizations for the Six Month Product (collectively, the "Six Month Cost"), up to the budgeted amount set forth in Exhibit H (the "Budgeted Six Month Cost"), plus [**] Sanofi-Synthelabo shall pay such Six Month Cost within [**] of receipt of each invoice from Atrix for such Six Month Cost. In the event that the Six Month Cost exceeds the Budgeted Six Month Cost by more than [**], Sanofi-Synthelabo shall reimburse Atrix for [**] of the amount in excess of [**] of the Budgeted Six Month Cost. For example, the budgeted Six Month Cost is [**] and if the actual Six Month Cost is [**], then Sanofi-Synthelabo would reimburse Atrix for an aggregate amount equal to [**] plus [**] of the Six Month Cost in [**] of the Budgeted Six Month Cost [**]. Notwithstanding anything to the contrary contained in the Agreement, the sum of the Six Month Cost and all amounts actually paid or owed by Sanofi-Synthelabo (and not creditable) under its milestone obligations set forth in Section 4.04 shall not exceed [**].

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     If Sanofi-Synthelabo in good faith disputes the amount of any such invoice for the Six Month Cost, then Sanofi-Synthelabo shall notify Atrix that it in good faith disputes the amount of any such invoice for the Six Month Cost and any such dispute shall be resolved by the Parties within thirty
     (30) days from the date of receipt of the disputed invoice; provided, however, if the dispute cannot be resolved to the mutual satisfaction of the Parties within such thirty (30) days period then either Party may request that the dispute be submitted to the Chief Executive Officers of Atrix and Sanofi-Synthelabo, respectively, for joint resolution. If the dispute is not jointly resolved by the Parties' respective Chief Executive Officers within ten (10) days from submission to the Parties' respective Chief Executive Officers, then Atrix shall be entitled to pursue any and all remedies at law available to it. In no event will the dispute resolution period exceed a maximum of forty (40) days unless otherwise agreed to in writing by the Parties. Further, Sanofi-Synthelabo may in its discretion determine to pay any such disputed amount and in the event amounts are finally determined not to be due by Sanofi-Synthelabo, Atrix shall repay, with interest paid at a rate equal to the Prime Rate of Interest, such excess amounts determined not to be due."

     2. A new Section 2.02(c) of the Agreement is hereby added to the Agreement to read as follows, with current Sections 2.02(c) and 2.02(d) renumbered as Sections 2.02(d) and 2.02(e), respectively:

          "(c) Reduction in Six Month Product Milestones. If the NDA for the Six Month Product has not been filed:

               (i) within [**] of the target date set forth in Exhibit H (the "NDA Target Date"), and such delay was not caused by a Force Majeure or the actions or inactions of Sanofi-Synthelabo, the milestone payments otherwise payable by Sanofi-Synthelabo to Atrix under Section 4.04 shall be reduced by [**]; or

               (ii) within [**] of the NDA Target Date, and such delay was not caused by a Force Majeure or the actions or inactions of Sanofi-Synthelabo, the milestone payments otherwise payable by Sanofi-Synthelabo to Atrix under Section 4.04 shall be reduced by an aggregate amount of [**] (for example, the Six Month Product Milestone payable under Section 4.04(i) would be reduced to [**]; or

               (iii) within [**] of the NDA Target Date, and such delay was not caused by a Force Majeure or the actions or inactions of Sanofi-Synthelabo, or if the Six Month Cost exceeds the budgeted Six Month Cost by [**] or more (provided, such increase in the Six Month Cost was not caused by a Force Majeure or the actions or inactions of Sanofi-Synthelabo), Sanofi-Synthelabo may, at its sole discretion, terminate its obligations with respect to development of the Six Month Product, including, but not limited to, any payment obligations therefore; provided, however, Sanofi-Synthelabo shall be responsible for those Six Month Costs incurred by Atrix prior to the date Atrix receives notice from Sanofi-Synthelabo that it has elected to terminate its obligations with respect

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

     to the Six Month Product under this Section 2.02(c)(iii), including any non-cancelable costs incurred or to be incurred by Atrix, but only to the extent provided in Section 2.02(b) of the Agreement."

     3. New Section 2.02(d) of the Agreement (formerly Section 2.02(c)) is hereby amended in its entirety to read as follows:

          "(d) License for Six Month Product. Upon satisfaction of the provisions of Section 2.02(b) above, Sanofi-Synthelabo shall be deemed to have an exclusive license to the Six Month Product on the same basis, terms and conditions set forth in this Agreement for the license for each other Product. Notwithstanding the foregoing: (i) (A) [**] of the Six Month Cost up to [**] of the Budgeted Six Month Cost shall be credited against the Six Month Product Milestone payable to Atrix under Section 4.04(i) of this Agreement and (B) the balance of [**] of the Six Month Cost up to [**] of the Budgeted Six Month Cost, if any, shall be credited against amounts owed by Sanofi-Synthelabo to Atrix under Section 4.04(ii); and (ii) (A) [**] of the Six Month Cost in excess of [**] of the Budgeted Six Month Cost, if any, shall be credited against the Six Month Product Milestone payable under Section 4.04(i) and (B) [**] of the Six Month Cost in excess of [**] of the Budgeted Six Month Cost, if any, shall be credited against amounts owed by Sanofi-Synthelabo to Atrix under Section 404(ii)."

     4. The last paragraph of Section 4.04 of the Agreement, which begins with the words "provided, however" is hereby amended in its entirety to read as follows:

          "provided, however, that the milestone payments payable under this
     Section 4.04 shall be subject to the terms and provisions of sections 2.02(c) and (d) of this Agreement."

     5. A new Exhibit H is hereby added to the Agreement in the form attached to this First Amendment. The Parties acknowledge and agree that Exhibits G and H are based on the current knowledge and understanding of the Parties as to the development work required to commercialize the Six Month Product and that such Exhibits are subject to reasonable modification at any time due to actions or inactions taken by the FDA. The Parties further acknowledge and agree that such actions or inactions by the FDA could result in delays or increase the costs to develop the Six Month Product, and that any such actions by the FDA shall constitute a Force Majeure event under the Agreement.

     6. This First Amendment and all rights hereunder may not be assigned or transferred by either Party without the prior written consent of each of the Parties hereto.

     7. All capitalized terms used and not otherwise defined herein shall have the same meanings as set forth in the Agreement.

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

     8. Except as expressly modified by the terms hereof, the terms and provisions of the Agreement shall remain in full force and effect as originally written.

     9. Signatures on this First Amendment may be communicated by facsimile transmission and shall be binding upon the Parties transmitting the same by facsimile transmission. If executed in counterparts, this First Amendment will be as effective as if simultaneously executed.

     IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                          ATRIX LABORATORIES, INC.


                                          By: /s/ Charles P. Cox
                                              ----------------------------------
                                          Name:  Charles P. Cox, Ph.D., M.B.A.
                                          Title: Senior Vice President
                                                 Corporate Development


                                          SANOFI-SYNTHELABO INC.


                                          By: /s/ John M. Spinnato
                                              ----------------------------------
                                          Name:  John M. Spinnato
                                          Title: Senior Vice President, Legal,
                                                 and General Counsel, Secretary


                                          By: /s/ Stacey Brady
                                              ----------------------------------
                                          Name:  Stacey Brady
                                          Title: Director, Financial Control

                                   EXHIBIT H

                     SIX MONTH PRODUCT EXPENSES AND TIMING



                                      [**]




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

                  CONFIDENTIAL TREATMENT REQUESTED BY QLT INC.

                          SECOND AMENDMENT TO AGREEMENT

     This Second Amendment to Collaboration, License and Supply Agreement (this "Second Amendment"), is made by and between Atrix Laboratories, Inc., a Delaware corporation having offices at 2579 Midpoint Drive, Fort Collins, CO, 80525-4417 ("Atrix"), Sanofi-Synthelabo Inc., a Delaware corporation having offices at 90 Park Avenue, New York, NY, 10016 ("Sanofi-Synthelabo") as of this 7th day of March, 2002. Atrix and Sanofi-Synthelabo are sometimes referred to collectively herein as the "Parties" or singly as a "Party."

     WHEREAS, the Parties entered into that certain Collaboration, License and Supply Agreement dated as of December 8, 2000, as subsequently amended by that certain First Amendment to Collaboration, License and Supply Agreement dated December 21, 2001 (collectively, the "Agreement"); and

     WHEREAS, the Parties desire to further amend the Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Agreement and as hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The definition of "Marks" as set forth in Article I of the Agreement is hereby amended in its entirety to read as follows and all references to the "Marks" in the Agreement are hereby amended to refer to the "Atrix Mark," unless otherwise set forth in this Second Amendment:

          "Atrix Mark" means "Atrigel(R)" or any additional trademarks selected by the Parties pursuant to Section 6.01(b) other than "Eligard(TM)" in either case, alone or accompanied by any logo or design and any foreign language equivalents in sound or meaning, whether registered or not."

2. A new definition is hereby added to the Agreement after the definition "Royalty Term" in Article I to read as follows:

          "Sanofi-Synthelabo Mark" means "Eligard(TM)", accompanied by any logo or design and any foreign language equivalents in sound or meaning, whether registered or not."

3. Section 3.03 of the Agreement is hereby amended in its entirety to read as follows:

          "Section 3.03. ATRIX MARK. Subject to the terms and conditions of this Agreement, Atrix hereby grants to Sanofi-Synthelabo an exclusive in the Field, royalty-free right to use the Atrix Mark in the Territory in connection with the marketing, advertising, promotion, distribution and sale of the Product. The Atrix Mark shall remain the sole property of Atrix."

4. Section 6.01(b) of the Agreement is hereby amended in its entirety to read as follows:

          "(b) Trademarks. The Parties agree that the Product will be marketed under the Sanofi-Synthelabo Mark in the Territory. If either Sanofi-Synthelabo or Atrix desires that the Product subsequently be sold under a different name other than "Eligard(TM)", or if any Competent Authority requires that Product be sold under a different name other than "Eligard(TM)", the following provisions shall apply: (i) the different name (the "New Trademark") must be acceptable to Atrix, (ii) the New Trademark must be legally obtainable by Atrix in each jurisdiction where the New Trademark is sought, (iii) the New Trademark must be acceptable to the Competent Authority in each jurisdiction where a variation making the change to the applicable Marketing Authorization is sought, (iv) all costs (including reasonable attorneys' fees) for obtaining any change to a Marketing Authorization and for obtaining the right to use the New Trademark in each jurisdiction will be paid by [**], and (v) any New Trademarks obtained or authorized shall be owned by and be the sole property of Atrix; provided, however that any New Trademark requested by Sanofi-Synthelabo, and all costs for which are paid by Sanofi-Synthelabo, shall be owned by and be the sole property of Sanofi-Synthelabo."

5. Section 8.03(b) of the Agreement is hereby amended in its entirety to read as follows:

          "(b) Both Parties will approve all artwork developed for inclusion in the Product packaging, including carton labels, package inserts, etc., which approval will not be unreasonably withheld, conditioned or delayed by either Party. The Parties acknowledge and agree that the Atrix Mark will appear on the syringe A label, the syringe A pouch label, the outer pouch and carton of each Unit. In addition, the carton of each Unit will contain the statement "Atrigel(R) is a registered trademark of Atrix Laboratories, Inc." If Sanofi-Synthelabo wishes to institute changes in labeling artwork, both Parties will develop a mutually acceptable implementation schedule. Neither Party shall alter, change or in any way modify the artwork, which has previously been approved, for any reason, without prior written authorization from the other Party which authorization shall not be unreasonably withheld, conditioned or delayed by either Party, provided that such approved artwork shall conform to all Applicable Laws."

6. Clause (iii) of Section 13.01 of the Agreement is hereby amended by replacing the term "Mark" with the term "Sanofi-Synthelabo Mark."

7. Section 15.02(d) of the Agreement is hereby amended in its entirety to read as follows:

          "(d) the use of Sanofi-Synthelabo's name and trademark and the Sanofi-Synthelabo Mark in the packaging and labeling of the Product and in the marketing, sale, distribution or promotion of the Product or the Demonstration Samples."

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                                        2

8. Section 19.07(e) of the Agreement is hereby amended in its entirety to read as follows:

          "(e) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 11.04, 14.08, 14.09 and Articles XII, XV, XVII and XX shall survive expiration or termination of this Agreement; provided that in the case of Section 4.05(d), such rights and obligations shall survive for only one (1) year after termination or expiration."

9. The first sentence of Section 10.03(a) of the Agreement is hereby amended in its entirety to read as follows:

     "After execution of this Agreement, each Party shall provide to the other Party a copy of any significant correspondence regarding the Product in the Territory that it submits to or receives from the Competent Authorities, within ten (10) days prior to the date of submission or within five (5) days from the date of receipt, as the case may be."

10. The last sentence of Section 10.03(b) of the Agreement is hereby amended in its entirety to read as follows:

     "Sanofi-Synthelabo shall provide Atrix with a copy of any significant correspondence regarding the Product that it submits to or receives from the Competent Authorities, within ten (10) days prior to the date of submission or within five (5) days from the date of receipt, as the case may be."

11. This Second Amendment and all rights hereunder may not be assigned or transferred by either Party without the prior written consent of each of the Parties hereto.

12. All capitalized terms used and not otherwise defined herein shall have the same meanings as set forth in the Agreement.

13. Except as expressly modified by the terms hereof, the terms and provisions of the Agreement shall remain in full force and effect as originally written.

14. Signatures on this Second Amendment may be communicated by facsimile transmission and shall be binding upon the Parties transmitting the same by facsimile transmission. If executed in counterparts, this Second Amendment will be as effective as if simultaneously executed.

     IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                          ATRIX LABORATORIES, INC.


                                          By /s/ Charles P. Cox
                                             -----------------------------------
                                          Name:  Charles P. Cox, Ph.D., M.B.A.
                                          Title: Senior Vice President
                                                 Corporate Development


                                          SANOFI-SYNTHELABO INC.


                                          By /s/ John M. Spinnato
                                             -----------------------------------
                                          Name:  John M. Spinnato
                                          Title: Senior Vice President
                                                 General Counsel and Secretary


                                          By /s/ Gregory Irace
                                             -----------------------------------
                                          Name:  Gregory Irace
                                          Title: Vice President and
                                                 Chief Financial Officer

                  CONFIDENTIAL TREATMENT REQUESTED BY QLT INC.

                               [ATRIX LETTERHEAD]

August 22, 2003

Sanofi-Synthelabo Inc.
90 Park Avenue
New York, NY 10016

Attn: Christophe Bianchi

     We refer to the Collaboration, License and Supply Agreement, dated as of December 8, 2000, by and between Atrix Laboratories, Inc., a Delaware corporation ("Atrix"), and Sanofi-Synthelabo Inc. a Delaware corporation ("Sanofi-Synthelabo"), as subsequently amended on each of December 21, 2001 and March 7, 2002 (collectively, the "Agreement").

     The parties hereto have mutually agreed to further amend the Agreement as follows:

     1. Section 4.02 of the Agreement is hereby amended in its entirety to read as follows:

     Section 4.02 ROYALTY PAYMENTS.

          (a) Royalty Payments. Except as set forth in Section 4.02 (b), Sanofi-Synthelabo shall pay to Atrix a royalty consisting of [**]on a country-by-country and Product-by-Product basis for a period equal to the Royalty Term for each Product in each country in the Territory.

               (i)  Royalty [**]

               (i)  Royalty [**].

          (b) Due Dates. All royalty payments due to Atrix under this Agreement shall be paid within thirty (30) days of the end of each calendar quarter, unless otherwise specifically provided herein.

     Except for the modification to Section 4.02, this letter agreement does not amend, modify or supplement the Agreement in any way. Notwithstanding any provision of this Amendment, nothing herein constitutes or may be deemed to constitute a representation, warranty or covenant on the part of Sanofi-Synthelabo that it will achieve any particular level of Net Sales in any calendar year.

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

                                          Sincerely yours,

                                          ATRIX LABORATORIES, INC.


                                          By: /s/ Sean Moriarty
                                              ----------------------------------
                                          Name: Sean Moriarty
                                          Title: Vice President, Business
                                                 Development and Counsel


Accepted and Agreed this __ day of August, 2003

SANOFI-SYNTHELABO INC.


By: /s/ Christer Odqvist
    ----------------------------------
Name: Christer Odqvist
Title: Vice President, Strategy &
       Business Operations


By: /s/ Gregory Irace
    ----------------------------------
Name: Gregory Irace
Title: Senior Vice President & CFO

                             CONFIDENTIAL TREATMENT
                              REQUESTED BY QLT INC.

                          FOURTH AMENDMENT TO AGREEMENT

This Fourth Amendment to the Collaboration, License and Supply Agreement (this "AMENDING AGREEMENT"), is entered into as of the 1st day of March, 2005 between QLT USA, Inc. (formerly Atrix Laboratories, Inc.), a Delaware corporation having offices at 2579 Midpoint Drive, Fort Collins, Colorado, 80525-4417 ("QLT USA"), and Sanofi-Synthelabo Inc., a Delaware corporation having offices at 90 Park Avenue, New York, NY, 10016 ("SANOFI-SYNTHELABO").

WHEREAS:

A. QLT USA and Sanofi-Synthelabo entered into a Collaboration, License and Supply Agreement dated as of December 8, 2000, as subsequently amended (collectively, the "COLLABORATION AGREEMENT");

B. As a result of the acquisition of Aventis SA by Sanofi-Synthelabo SA, Aventis Pharma Inc., a Canadian corporation ("SA CANADA"), became an Affiliate of Sanofi-Synthelabo;

C. SA Canada markets products under the brand name [**] in the formulations and for the indications as described in Exhibit A to this Amending Agreement;

D. Section 16.01 of the Collaboration Agreement contains certain restrictions with respect to the outlicensing, commercialization, marketing, sale or distribution by Sanofi-Synthelabo and its Affiliates of Competitive Products; and

E. QLT USA and Sanofi-Synthelabo wish to amend the Collaboration Agreement regarding the sale of [**] by Sanofi-Synthelabo or any of its Affiliates in Canada in exchange for [**] made by Sanofi-Synthelabo to QLT USA, all in accordance with the terms and conditions set forth in this Amending Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in the Collaboration Agreement and as hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1. ARTICLE I - NEW DEFINITIONS. The following defined terms shall be added to Article I of the Collaboration Agreement:

     "SA CANADA" means Aventis Pharma Inc."

     [**]

     [**]

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                                        1

     "[**]" means [**].  Components of the [**]."

     [**]

     2. SECTION 4.06. A new Section 4.06 of the Collaboration Agreement shall be added as follows:

     "Sanofi-Synthelabo shall [**] as follows:

          (a) [**] of the [**] that are made between [**];

          (b) [**] of the [**] that are made between [**];

          (c) [**] of the [**] that are made between [**]; and

          (d) [**] of the [**] that are made on or after [**].

          (e) All [**] pursuant to this Section 4.06 shall [**], unless otherwise specifically provided herein."

     3. SECTION 4.05. All references in Section 4.05(a) of the Collaboration Agreement to "Products" shall be replaced by the words [**]. In addition, all reporting obligations of Sanofi-Synthelabo and audit and other rights of QLT USA set forth in Section 4.05(d) of the Collaboration Agreement shall also apply with respect to the records of Sanofi-Synthelabo and its Affiliates (including SA Canada) that relate to the [**] and statements of the [**] prepared in connection with the [**], irrespective of whether sales are made by Sanofi-Synthelabo and/or its Affiliates.

     4. SECTION 6.01. The following shall be added to the end of Section 6.01 of the Collaboration Agreement:

          "For greater certainty, provided that Sanofi-Synthelabo complies with its obligations under Section 16.01(e)(ii) to (iv), then the mere fact that Sanofi-Synthelabo continues to sell (including through any of its Affiliates) the [**] in Canada shall not give rise to a breach of this
     Section 6.01."

     5. SECTION 11.03. The final two sentences in Section 11.03 of the Collaboration Agreement are hereby replaced with the following sentences:

          "In the event that either party fails to terminate any Third Party infringement as a consequence of a final determination by a court of competent jurisdiction that all or any portion of the patent claims covering the Product are invalid or unenforceable, then if such infringement results in a Third Party selling a product that competes with the Product, then Sanofi-Synthelabo's obligation to make [**] provided for in this Agreement in the affected country in the Territory shall be reduced by the percentage by which sales of the Product by Sanofi-Synthelabo or its Affiliates in the affected country in the

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                                        2

     Territory decrease as a result of the Third Party's sales of the competing product in the affected country in the Territory."

     6. SECTION 16.01. Section 16.01 of the Collaboration Agreement is hereby amended by adding the following as a new Section 16.01(e):

     "(e)

          (i) Effective as of [**], the restrictions in Section 16.01(a) of this Agreement do not apply to the out-licensing, commercialization, marketing, sale or distribution in Canada by Sanofi-Synthelabo or its Affiliates of [**]. For greater certainty, nothing in this Section 16.01(e) alters or limits the restrictions set out in Section 16.01(a) with respect to the outlicensing, commercialization, marketing, sale and distribution of [**] in the United States, which restriction shall continue;

          (ii) Sanofi-Synthelabo shall, and shall cause its Affiliates, including SA Canada to use "reasonable commercial efforts" to [**].

          (iii) Neither Sanofi-Synthelabo nor any of its Affiliates will license or sublicense its rights to the [**] in Canada to a Third Party without the prior written consent of QLT USA, which consent will not be unreasonably withheld or delayed. To the extent that Sanofi-Synthelabo or any of its Affiliates licenses or sublicenses rights to the [**] in Canada to a Third Party, any sales of the [**] in Canada made by such Third Party shall be deemed to be included in the definition of the [**] and will be subject to the corresponding [**] and audit and inspection rights set forth herein."

          (iv) Following the date of this Amending Agreement, Sanofi-Synthelabo and its Affiliates, agents, licensees or sublicensees shall not actively promote and market the [**]:

               (a)QLT USA shall have the right to request, not more than once during any such year, that Sanofi-Synthelabo provide QLT USA with a report setting forth in reasonable detail the purchases in Canadian dollars of the [**], if any, made either directly or indirectly (including through distributors or wholesalers) to [**]. Where Sanofi-Synthelabo or its Affiliates does not know the amount of [**] made indirectly to [**], Sanofi-Synthelabo shall have the option of relying on information obtained from a reputable third-party market intelligence firm in order to complete the foregoing report,

               (b) [**].

               (c)QLT USA shall have same rights as set out in Section 4.05(d) of this Agreement to inspect and audit the records of Sanofi-Synthelabo or its Affiliates, if any, that relate to any report furnished by Sanofi-Synthelabo pursuant to 16(e)(iv) solely to determine the completeness and accuracy of such report. The notice, costs and results of such audit shall be determined as if it were an audit being conducted in accordance with Section 4.05(d) of this Agreement."

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                                        3

     7. REFERENCES TO ATRIX TO QLT USA. Effective the date hereof, all references in the Collaboration Agreement to "Atrix" and "Atrix Laboratories, Inc." shall be deemed to be references to "QLT USA" and "QLT USA, Inc."

     8. ASSIGNMENT OF RIGHTS; TERMINATION OF AMENDING AGREEMENT. Prior to [**]. Sanofi-Synthelabo agrees to provide QLT USA with 30 days' prior written notice of any such sale, transfer or assignment. Upon the completion of such transaction, except for such rights and obligations as accrued prior to the date of termination of this Amending Agreement, this Amending Agreement shall terminate and be of no further force or effect.

     9. TERMINATION.

          (a) QLT USA may terminate this Amending Agreement prior to the expiration of the Term upon the occurrence of any of the following:

               (i) [**].

               (ii) Upon the occurrence of any material misrepresentation or omission in any report required to be delivered by Sanofi-Synthelabo to QLT USA by paragraph 3 of this Amending Agreement, which misrepresentation or omission is caused by Sanofi-Synthelabo's willful misconduct, gross negligence or bad faith.

          (b) Either party may terminate this Amending Agreement prior to the expiration of the Term upon or after the breach of any material provision of this Amending Agreement by the other Party if the breaching Party has not cured such breach within sixty (60) days after written notice thereof by the non-breaching Party.

     10. ASSIGNMENT. This Amending Agreement and all rights hereunder may not be assigned or transferred by either Party except in accordance with the terms of
Section 20.03 of the Collaboration Agreement.

     11. CAPITALIZED TERMS. All capitalized terms used in this Amending Agreement and not otherwise defined herein shall have the same meanings as set forth in the Collaboration Agreement.

     12. TERMS OF COLLABORATION AGREEMENT. Except as expressly modified by the terms of this Amending Agreement, the terms and provisions of the Collaboration Agreement (as previously amended) shall remain in full force and effect as originally written.

     13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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

IN WITNESS WHEREOF, the Parties hereto have caused this Amending Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QLT USA, INC.


By: /s/ Michael R. Duncan
    ---------------------------------
    Michael R. Duncan
    President


SANOFI-SYNTHELABO INC.


By: /s/ Gregory Irace
    ---------------------------------
Name: Gregory Irace
Title: Senior Vice President & Chief Financial Officer

By: /s/ Timothy Rothwell
    ---------------------------------
Name: Timothy Rothwell
Title: President & CEO

                                   EXHIBIT A

                                      [**]




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                  CONFIDENTIAL TREATMENT REQUESTED BY QLT INC.
                  --------------------------------------------

                             AMENDMENT TO AGREEMENT

This Amendment to the Collaboration, License and Supply Agreement (this "AMENDING AGREEMENT") is entered into as of this 15th day of February (the "EFFECTIVE DATE") between QLT USA, Inc. (formerly Atrix Laboratories, Inc.), a Delaware corporation having offices at 2579 Midpoint Drive, Fort Collins, Colorado, 80525-4417 ("QLT USA"), and Sanofi-Synthelabo Inc., a Delaware corporation having offices at 55 Corporate Boulevard, Bridgewater, NJ 08807 ("SANOFI-SYNTHELABO").

WHEREAS, QLT USA and Sanofi-Synthelabo have previously entered into a Collaboration, License and Supply Agreement dated as of December 8, 2000, as subsequently amended (collectively, the "COLLABORATION AGREEMENT"); and

WHEREAS, QLT USA and Sanofi-Synthelabo have entered into that certain Amended and Restated Contribution Agreement dated February 9, 2007 (the "CONTRIBUTION Agreement"), under which the parties agreed that this Amending Agreement shall automatically become effective upon the payment by Sanofi-Synthelabo of the Sanofi-Synthelabo Contribution in accordance with the terms of the Settlement Agreement (as such terms are defined in the Contribution Agreement).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in the Contribution Agreement and as hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

      1.    The Collaboration Agreement is hereby amended as follows:

            (a) Section 6.01(g) and Article XIII of the Collaboration Agreement are deleted in their entirety, any previous exercise of co-marketing rights by QLT USA is null and void as of the Effective Date;

            (b) Section 4.06(d) of the Collaboration Agreement is deleted in its entirety and Section 4.06(c) of the Collaboration Agreement is amended and restated in its entirety as follows:

                  "(c)  [**]Net Sales that are made on or after [**]

            (c) Sanofi-Synthelabo transferred all of its rights and obligations under the Collaboration Agreement to its Affiliate, Sanofi-Aventis U.S. LLC, in accordance with Section
                  20.03 of the Agreement. All references in the Collaboration Agreement to "Sanofi-Synthelabo" and "Sanofi-Synthelabo Inc." shall be deemed to be references to "Sanofi-Aventis U.S." and "Sanofi-Aventis U.S. LLC," respectively. Notwithstanding the foregoing, such assignment shall not relieve Sanofi-Synthelabo of its responsibilities for performance of its obligations under the Collaboration Agreement.


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

            (d)   Section 20.03 is amended to include the following:

                  "Notwithstanding any other provision of this Agreement, Sanofi-Synthelabo may assign or transfer this Agreement or its rights or obligations hereunder (collectively the "Rights"), whether in the aggregate or on a country-by-country basis, without the prior written consent of QLT USA but on at least thirty (30) days prior notice; provided, however, that Sanofi-Synthelabo may not assign or transfer any Rights without the prior written consent of QLT USA to: [**]or (b) to a Third Party [**]. If, during the term of this Agreement, Sanofi-Synthelabo wishes to assign or transfer all or a portion of the Rights to a Third Party, Sanofi-Synthelabo will first offer such Rights to QLT USA. QLT USA will have [**] following the date Sanofi-Synthelabo first presents QLT USA with such offer to decide whether to purchase such Rights from Sanofi-Synthelabo. Should QLT USA desire to purchase such Rights, QLT USA will provide Sanofi-Synthelabo with written notice thereof within said [**] and the parties shall thereupon negotiate in good faith exclusively with each other for a period not to [**] after the date QLT USA gives the requisite notice to Sanofi-Synthelabo. Should Sanofi-Synthelabo and QLT USA not enter into an agreement for the purchase of such Rights during the negotiation period, Sanofi-Synthelabo shall be [**]. In the event Sanofi-Synthelabo does not enter into a definitive agreement with a Third Party within [**] following the termination of such negotiation period, if any, with QLT USA has ended, the provisions of this Section shall apply again, and Sanofi-Synthelabo, prior to selling such Rights, must first offer such rights to QLT USA. Any agreement transferring the Rights in violation of this Section 20.3 shall be null and void ab initio. Sanofi-Synthelabo shall provide QLT USA with an unredacted copy of the executed agreement between Sanofi-Synthelabo and any such Third Party promptly upon execution of the same. Notwithstanding the foregoing, any assignment or transfer of a portion (rather than all) of such Rights shall not alter the rights and obligations of Sanofi-Synthelabo under the Collaboration Agreement with respect to the Rights it has not assigned.

                  [**]

      2. This Amending Agreement and all rights hereunder may not be assigned or transferred by either Party except in accordance with the terms of Section 20.03 of the Collaboration Agreement, as herein amended.

      3. All capitalized terms used in this Amending Agreement and not otherwise defined herein shall have the same meanings as set forth in the Collaboration Agreement.

      4. Except as expressly modified by the terms of this Amending Agreement, the terms and provisions of the Collaboration Agreement (as previously amended) shall remain in full force and effect as originally written.

      5. This Amending Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


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

IN WITNESS WHEREOF, the Parties hereto have caused this Amending Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QLT USA, INC.

By:   /s/ Sean F. Moriarty
      -------------------------
     Sean F. Moriarty
     President

SANOFI-SYNTHELABO INC.

By:   /s/ John M. Spinnato
      ------------------------
      John M. Spinnato
      Vice President and General Counsel

By:   /s/ Laurent Gilhodes
      --------------------
      Laurent Gilhodes
      Vice President and Controller

SANOFI-AVENTIS U.S. LLC

By:   /s/ John M. Spinnato
      ------------------------
      John M. Spinnato
      Vice President and General Counsel

By:   /s/ Laurent Gilhodes
      --------------------------
      Laurent Gilhodes
      Vice President and Controller